Exhibit 1

IIJ Announces Full Year and Fourth Quarter Results for the Fiscal Year Ended March 31, 2008

TOKYO, May 15, 2008 (PRIME NEWSWIRE) -- Internet Initiative Japan Inc. (Nasdaq:IIJI) (Tokyo:3774) ("IIJ"), one of Japan's leading Internet-access and comprehensive network solutions providers, today announced its full year and fourth quarter financial results for the fiscal year ended March 31, 2008 ("FY2007").(1)

                  Highlights of Full FY2007 Results

  * Revenues totaled JPY66,835 million ($669.4 million), an increase of 17.1% from FY2006. The continuous growth in recurring revenues
    (connectivity and value-added services ("VAS") and systems operation) has led the strong growth in total revenues.
    Connectivity grew year-over-year by 33.1%, VAS by 28.7% and systems operation by 15.3%.

  * Operating income was JPY4,759 million ($47.7 million), an increase of 36.0% from FY2006 led by the increase in gross margin of both connectivity and VAS and SI. Operating income ratio was
    7.1%, an increase of 1.0% from FY2006.

  * Net income was JPY5,177 million ($51.8 million), a decrease of
    4.3% from FY2006, mainly due to the absence of large capital gains from the sale of equity securities which were recorded in FY2006.

  * FY2007 year-end dividend forecast was revised from JPY750 to
    JPY1,000 per share of common stock (FY2007 total dividend of
    JPY1,750, up from JPY1,500 as previously planned).

             Highlights of Fourth Quarter FY2007 Results

  * Revenues totaled JPY18,486 million ($185.1 million), an increase of 8.6% from 4Q06.

  * Operating income was JPY1,807 million ($18.1 million), an increase of 58.0% from 4Q06.

  * Net income was JPY1,089 million ($10.9 million), a decrease of
    5.4% from 4Q06.

                   Financial Targets for FY2008(2)

  * IIJ targets revenues of JPY78.5 billion, operating income of
    JPY5.2 billion, income before income tax expense (benefit)3 of
    JPY4.7 billion and net income of JPY5.2 billion for the fiscal year ending March 31, 2009 ("FY2008").

  * IIJ targets the cash dividend of JPY2,000 per share of common stock for FY2008.

  * For mid-term milestone, IIJ would like to achieve over JPY100 billion in revenues and JPY10 billion in operating income around
    FY2010.
Overview of FULL FY2007 and 4th Quarter Financial Results and Business Outlook(2)

"For the past several years, we have been focusing on increasing monthly recurring revenues from connectivity and VAS, and systems operation and maintenance, to strengthen the bases for our stable mid-term growth of revenue and operating income. Our results announced today were satisfying to us showing that this strategy has been going very well and the operating income continuously increased by 36.0% year-over-year to JPY4.8 billion while covering the operating loss of JPY0.3 billion from new business development," said Koichi Suzuki, President and CEO of IIJ. "For FY2007, these recurring revenues showed significant growth of 23.7% from FY2006 as demands from corporate customers for higher bandwidth connectivity and outsourcing services such as email security and data centers remains strong. The number of internet connectivity contracts of over 1Gbps reached 70 contracts, a significant increase compared to the 63 contracts in 4Q06. As for the systems construction of one-time revenue, demands from our clients for network systems construction have been strong and we have had a remarkable large-scaled application development project in 3Q07. However, our systems construction revenue in 4Q07 was slightly weak compared to our expectations due to a lack of engineering resources affected by the unanticipated extra support required for the project that was completed in 3Q07.

"For FY2008, we believe demands for higher bandwidth connectivity and outsourcing services for corporate customers along with the increasing needs for network securities to protect their mission critical systems will continue as it is indispensable for them to reduce their costs by utilizing information technology and outsourcing efficiently, although we should pay attention to the downward trend of the Japanese economy.

"For our mid- to long- term growth, we will continue to focus on increasing monthly recurring revenues and take on new SI projects to strengthen the base for continuous business expansion. We will also focus on enhancing the new businesses that we have seeded in FY2007, although they will have negative impact of approximately JPY0.9 billion against our operating income in FY2008. Adding these new business lines to current business expansion, we would like to achieve revenues of over JPY100 billion and operating income of JPY10 billion around FY2010."

4th Quarter FY2007 Financial Results

 Results of Operations

 (JPY in millions)
                       Operating Results Summary
 ---------------------------------------------------------------------
                                                              YoY %
                                     4Q07         4Q06        change
 ---------------------------------------------------------------------
 Total Revenues                     18,486       17,023         8.6%
 ---------------------------------------------------------------------
 Total Costs                        14,221       13,658         4.1%
 ---------------------------------------------------------------------
 SG&A Expenses and R&D               2,458        2,221        10.6%
 ---------------------------------------------------------------------
 Operating Income                    1,807        1,144        58.0%
 ---------------------------------------------------------------------
 Income before Income Tax Expense    1,647        1,301        26.6%
 ---------------------------------------------------------------------
 Net Income                          1,089        1,151        (5.4%)
 ---------------------------------------------------------------------

 Revenues
 --------
 Revenues in 4Q07 totaled JPY18,486 million, an increase of 8.6% from
 JPY17,023 million in 4Q06.

 (JPY in millions)
                               Revenues
 ---------------------------------------------------------------------
                                                                YoY %
                                             4Q07       4Q06    change
 ---------------------------------------------------------------------
 Total Revenues:                            18,486     17,023     8.6%
 ---------------------------------------------------------------------
  Connectivity and Value-added Services      8,447      6,233    35.5%
 ---------------------------------------------------------------------
  SI                                         9,805     10,181    (3.7%)
 ---------------------------------------------------------------------
  Equipment Sales                              234        609   (61.6%)
 ---------------------------------------------------------------------
Connectivity and Value-added Services ("VAS") revenues were JPY8,447 million in 4Q07, an increase of 35.5% compared to 4Q06.

Revenues from connectivity services for corporate users were JPY3,144 million, an increase of 8.7% compared to 4Q06. IP services, a dedicated access line service mainly used for corporate headquarters and data centers, increased by 7.5% compared to 4Q06 as the shift in corporate users to higher bandwidth continued. Broadband services have also increased significantly by 23.1% compared to 4Q06 as utilization of broadband in corporate internal networks continued.

Revenues from connectivity services for home users were JPY1,622 million in 4Q07, an increase of 229.7% compared to 4Q06. Additional revenues from hi-ho Inc. ("hi-ho"), which we acquired in June 2007, covered the decrease in IIJ4U and OEM.

VAS revenues were JPY2,583 million in 4Q07, an increase of 35.4% compared to 4Q06. Email related services driven by such needs for anti-spam protection and data center for outsourcing have contributed to the increase in revenues. The numbers of contracted email accounts for email security services at the end of 4Q07 exceeded 700,000 accounts compared to the approximately 200,000 accounts of 4Q06.

Other revenues were JPY1,099 million in 4Q07, an increase of 16.8% compared to 4Q06.

SI revenues decreased by 3.7% to JPY9,805 million in 4Q07 compared to 4Q06 as systems construction decreased by 16.0% compared to 4Q06 because many of our engineering resources had been engaged in the large SI project during the 3rd quarter. However, systems operation and maintenance increased by 17.1% compared to 4Q06 since systems construction projects are followed by systems operation and maintenance which accumulates as recurring revenues.

Equipment sales revenues were JPY234 million in 4Q07, a decrease of 61.6% compared to 4Q06.

 Cost and expense
 ----------------
 Cost of revenues was JPY14,221 million in 4Q07, an increase of
 4.1% compared to 4Q06.

 (JPY in millions)
                           Cost of Revenues
 ---------------------------------------------------------------------
                                              4Q07     4Q06      YoY %
                                                                change
 ---------------------------------------------------------------------
 Cost of Revenues:                           14,221   13,658      4.1%
 ---------------------------------------------------------------------
   Connectivity and Value-added Services      7,034    5,149     36.6%
 ---------------------------------------------------------------------
   SI                                         6,985    8,016    (12.9%)
 ---------------------------------------------------------------------
   Equipment Sales                              202      494    (59.2%)
 ---------------------------------------------------------------------
Cost of Connectivity and VAS revenues was JPY7,034 million in 4Q07, an increase of 36.6% compared to 4Q06 mainly due to the cost incurred by newly acquired hi-ho which amounted to JPY1,250 million and the increase in network related costs, data centers related costs, personnel related costs and the initial costs for new business development.

The gross margin for Internet connectivity and value-added services in 4Q07 was JPY1,413 million, an increase of 30.2% compared to 4Q06. The gross margin ratio in 4Q07 was 16.7%, compared to 17.4% in 4Q06. This decrease in gross margin ratio was mainly due to the relatively low gross margin of hi-ho and the initial costs for new business development.

Cost of SI revenues was JPY6,985 million in 4Q07, a decrease of 12.9% compared to 4Q06. The decrease was mainly due to the decrease in the purchase of equipment which fluctuates along with the decrease in revenues from systems construction projects.

The gross margin for SI in 4Q07 was JPY2,820 million and the gross margin ratio was 28.8% compared to 21.3 % in 4Q06. This increase in gross margin ratio was led by the increase in systems operation and maintenance revenues which has a relatively higher gross margin compared to systems construction.

Cost of Equipment Sales revenues was JPY202 million in 4Q07, a decrease of 59.2 % compared to 4Q06.

The gross margin ratio for equipment sales in 4Q07 was 14.0%, compared to 18.9 % in 4Q06.

Sales and marketing expenses were JPY1,177 million in 4Q07, an increase of 31.4 % compared to 4Q06. The increase was mainly due to an increase in advertising expenses, as well as the additional expenses related to hi-ho of JPY136 million.

General and administrative expenses were JPY1,220 million in 4Q07, a decrease of 4.0% in spite of an increase in personnel expenses, outsourcing expenses and initial expenses for new business development. There was a one-time charge for the allowance of retirement benefits for directors of JPY200 million in 4Q06.

Research and development expenses were JPY61 million in 4Q07, an increase of 10.2 % compared to 4Q06.

Operating income

Operating income was JPY1,807 million in 4Q07, an increase of 58.0% compared to 4Q06. The increase was mainly due to an increase in gross margin of JPY654 million for SI and JPY328 million for connectivity and VAS which was partially offset by an increases in sales and marketing expenses and the cost of JPY133 million related to new business development.

Other income (expenses) and others

Other income (expenses) in 4Q07 were a net other expense of JPY160 million mainly due to interest payments of JPY109 million and an impairment loss on equity securities of JPY104 million. In 4Q06 other income (expenses) was a net other income of JPY157 million. This was mainly due to impairment loss on equity securities and net gains from the sale of available-for-sale securities. Impairment loss on equity securities in 4Q07 was JPY104 million compared to JPY1,362 million in 4Q06. Net gains from the sale of available-for-sale securities for 4Q07 was zero compared to JPY1,549 million in 4Q06.

Income tax expense in 4Q07 was JPY552 million, including deferred income tax expenses of JPY137 million. Income tax expense in 4Q06 was JPY63 million.

Minority interests in losses of subsidiaries in 4Q07 were JPY45 million, compared to minority interests in earnings of subsidiaries of JPY38 million in 4Q06. Minority interests in earnings of subsidiaries were mainly related to GDX Japan Inc. and Trust Networks Inc.

Equity in net loss of equity method investees in 4Q07 was JPY52 million, mainly represented by equity in the net loss of Internet Revolution Inc.

Net income was JPY1,089 million in 4Q07, a decrease of 5.4% compared to 4Q06.

Financial Condition

Balance Sheets

As of March 31, 2008, total assets increased by JPY8,010 million from the prior year end to JPY55,703 million.

For current assets, as compared to each of the respective balances as of March 31, 2007, accounts receivable increased by JPY2,579 million along with business growth; prepaid expenses increased by JPY952 million mainly for maintenance expenses related to SI projects; and other current assets increased by JPY627 million mainly due to an increase in current deferred income tax assets (net) resulting from a revaluation of the valuation allowance in 2Q07. Property and equipment increased by JPY1,908 million from the balance as of March 31, 2007, mainly due to our acquisition of hi-ho and an increase in property to our internal services systems. Intangible assets increased by JPY3,030 million from the balance as of March 31, 2007, mainly due to the recording of non-amortized intangible assets upon our acquisition of interest in the two consolidated subsidiaries and hi-ho. Other asset increased by JPY917 million mainly due to an increase in non-current deferred tax assets (net) resulting from the reversal of the valuation allowance. Of the intangible assets of JPY5,907 million as of March 31, 2008, for IIJ Technology Inc. was JPY4,341 million (non-amortized) and for hi-ho was JPY606 million (of which amortized intangibles asset were JPY236 million). The fair value of available-for-sale securities as of March 31, 2008 decreased by JPY453 million to JPY857 million compared to March 31, 2007. For current liabilities, short-term borrowings as of March 31, 2008 increased by JPY3,100 million from the balance as of March 31, 2007, due to financing of funds for IIJ's acquisition of shares from minority shareholders and new proceeds for our consolidated subsidiary's working capital, an increase of capital lease obligations (current portion) by JPY503 million from the balance as of March 31, 2007 and a decrease of accounts payable by JPY570 million from the balance as of March 31, 2007. As for accounts payable, there was an account payable of JPY1,065 million at the end of March 31, 2007, relating to a single systems integration project that finished in FY2006, however, balances of accounts payable at the end of March 31, 2008 returned to normal level.

Total shareholders' equity as of March 31, 2008 was JPY24,981 million, an increase of JPY4,869 million from the balance as of March 31, 2007. Shareholders' equity ratio (shareholders' equity/total assets) as of March 31, 2008 was 44.8%, up by 2.6% compared to the one as of March 31, 2007.

Cash Flows

Cash as of March 31, 2008 was JPY11,471 million.

Net cash provided by operating activities in 4Q07 was JPY4,083 million, compared to net cash provided by operating activities of JPY2,826 million in 4Q06. Operating income increased in 4Q07 compared to 4Q06 because gross margin from connectivity and VAS and SI increased compared to 4Q06. Changes in net cash provided by operating activities in 4Q07 were also due to changes in operating assets and liabilities during 4Q07, mainly resulting from increase in accounts receivable and increase in accounts payable.

Net cash used in investing activities in 4Q07 was JPY380 million, compared to net cash used in investing activities of JPY1,917 million in 4Q06, mainly due to payment of JPY241 million for the purchase of property.

Net cash used in financing activities in 4Q07 was JPY1,437 million, compared to net cash used in financing activities of JPY1,314 million in 4Q06. We recorded principal payments under capital leases of JPY943 million, repayments of short-term borrowing with initial maturities over three months and long-term borrowing of JPY400 million and a net decrease in short-term borrowings with initial maturities less than three months of JPY1,725 million. We recorded proceeds of JPY1,625 million from short-term borrowing with initial maturities over three months.

4th Quarter FY2007 Business Review

Analysis by Service

Connectivity and Value-added Services

For connectivity services for corporate use, the shift to higher speeds among our customers and the significant increase in the number of contracts for our broadband services continued. Total contracted bandwidth increased by 68.9Gbps to 392.4Gbps compared to 4Q06.

For connectivity services for home use, there were additional revenues of JPY1,228 million from hi-ho, which we acquired in June 2007. On the other hand, IIJ brand and OEM continued to decrease.

           Number of Contracts for Connectivity Services(4)
 ---------------------------------------------------------------------
                                                                 YoY
                                         4Q07        4Q06       Change
 ---------------------------------------------------------------------
 Connectivity Services
  (Corporate Use)                       27,955      19,293       8,662
 ---------------------------------------------------------------------
     IP Service (-99Mbps)                  855         751         104
 ---------------------------------------------------------------------
     IP Service (100Mbps-999Mbps)          201         161          40
 ---------------------------------------------------------------------
     IP Service (1Gbps-)                    70          63           7
 ---------------------------------------------------------------------
     IIJ Data Center Connectivity
      Service                              288         282           6
 ---------------------------------------------------------------------
     IIJ FiberAccess/F and IIJ DSL/F    23,539      16,418       7,121
 ---------------------------------------------------------------------
     Others                              3,002       1,618       1,384
 ---------------------------------------------------------------------
 Connectivity Services (Home Use)      473,266     532,390     (59,124)
 ---------------------------------------------------------------------
     Under IIJ Brand                    51,051      55,907      (4,856)
 ---------------------------------------------------------------------
     hi-ho                             189,700          --     189,700
 ---------------------------------------------------------------------
     OEM(5)                            232,515     476,483    (243,968)
 ---------------------------------------------------------------------
 Total Contracted Bandwidth          392.4Gbps   323.5Gbps    68.9Gbps
 ---------------------------------------------------------------------

 (JPY in millions)

          Connectivity and VAS Revenue Breakdown and Cost(4)
 --------------------------------------------------------------------
                                                               YoY %
                                        4Q07        4Q06       Change
 --------------------------------------------------------------------
 Connectivity Service Revenues
  (Corporate Use)                       3,144       2,893         8.7%
 --------------------------------------------------------------------
  IP Service(6)                         2,340       2,176         7.5%
 --------------------------------------------------------------------
  IIJ FiberAccess/F and IIJ DSL/F         704         572        23.1%
 --------------------------------------------------------------------
  Others                                  100         145       (31.4)%
 --------------------------------------------------------------------
 Connectivity Service Revenues
  (Home Use)                            1,622         492       229.7%
 --------------------------------------------------------------------
  Under IIJ Brand                         268         290        (7.5)%
 --------------------------------------------------------------------
  hi-ho                                 1,228          --          --
 --------------------------------------------------------------------
  OEM                                     125         202       (37.9)%
 --------------------------------------------------------------------
 VAS Revenues                           2,583       1,907        35.4%
 --------------------------------------------------------------------
 Other Revenues                         1,099         941        16.8%
 --------------------------------------------------------------------
     Total Connectivity and
      VAS Revenues                      8,447       6,233        35.5%
 --------------------------------------------------------------------
 Cost of Connectivity and VAS           7,034       5,149        36.6%
 --------------------------------------------------------------------
 Backbone Cost (included in the cost
  of Connectivity and VAS)(7)             896         880         1.8%
 --------------------------------------------------------------------
 Connectivity and VAS Gross
  Margin Ratio                           16.7%       17.4%         --
 --------------------------------------------------------------------
SI

One-time revenues from systems construction in 4Q07 decreased by 16.0% compared to 4Q06 because many of our engineering resources had been engaged in the large SI project during the 3rd quarter.

Recurring revenues from systems operation and maintenance in 4Q07 increased by 17.1% compared to 4Q06. Part of the operation and maintenance for the remarkable large-scale network and application development project that was completed in 3Q07 began in 4Q07.

 (JPY in millions)
                     SI Revenue Breakdown and Cost
 ---------------------------------------------------------------------
                                                                 YoY %
                                            4Q07       4Q06     Change
 ---------------------------------------------------------------------
 SI Revenues                                9,805     10,181     (3.7%)
 ---------------------------------------------------------------------
   Systems Construction                     5,384      6,406    (16.0%)
 ---------------------------------------------------------------------
   Systems Operation and Maintenance        4,420      3,775     17.1%
 ---------------------------------------------------------------------
 Cost of SI                                 6,985      8,016    (12.9%)
 ---------------------------------------------------------------------
 SI Gross Margin Ratio                       28.8%      21.3%       --
 ---------------------------------------------------------------------
The order backlog for SI and equipment sales as of March 31, 2008 was JPY15,909 million, an increase of 68.0% from the amount as of March 31, 2007. The order backlog for systems construction including equipment sales increased by 35.3% to JPY4,762 million and systems operation and maintenance increased by 87.3% to JPY11,147 million compared to 4Q06 respectively.

 (JPY in millions)

                 SI and Equipment Sales Order Backlog
 ---------------------------------------------------------------------
                                                                 YoY %
                                            4Q07       4Q06     Change
 ---------------------------------------------------------------------
 SI and Equipment Sales Order Backlog      15,909      9,471     68.0%
 ---------------------------------------------------------------------
Equipment Sales

Revenues from equipment sales decreased by 61.6% compared to 4Q06.

 (JPY in millions)
                   Equipment Sales Revenue and Cost
 ---------------------------------------------------------------------
                                                                 YoY %
                                            4Q07       4Q06     Change
 ---------------------------------------------------------------------
 Equipment Sales Revenues                    234        609     (61.6%)
 ---------------------------------------------------------------------
 Cost of Equipment Sales                     202        494     (59.2%)
 ---------------------------------------------------------------------
 Equipment Sales Gross Margin Ratio         14.0%      18.9%        --
 ---------------------------------------------------------------------
Other Financial Statistics

 Other Financial Statistics
 (JPY in millions)
                      Other Financial Statistics
 ---------------------------------------------------------------------
                                                                 YoY %
                                            4Q07       4Q06     Change
 ---------------------------------------------------------------------
 Adjusted EBITDA(8)                         3,101      2,137     45.1%
 ---------------------------------------------------------------------
 CAPEX, including capital leases(9)         1,546      1,224     26.3%
 ---------------------------------------------------------------------
 Depreciation and amortization              1,293        993     30.2%
 ---------------------------------------------------------------------
Reconciliation of Non-GAAP Financial Measures

The following table summarizes the reconciliation of adjusted EBITDA to net income in our consolidated statements of income that are prepared in accordance with U.S. GAAP and presented in Appendix 2:

 (JPY in millions)
                             Adjusted EBITDA
 ---------------------------------------------------------------------
                                                   4Q07         4Q06
 ---------------------------------------------------------------------
 Adjusted EBITDA                                   3,101        2,137
 ---------------------------------------------------------------------
 Depreciation and Amortization                    (1,293)        (993)
 ---------------------------------------------------------------------
 Operating Income                                  1,807        1,144
 ---------------------------------------------------------------------
 Other Income (Expense)                             (160)         157
 ---------------------------------------------------------------------
 Income Tax Expense                                  552           63
 ---------------------------------------------------------------------
 Minority Interests in Losses
  (Earnings) of Subsidiaries                          45          (38)
 ---------------------------------------------------------------------
 Equity in Net Loss of Equity Method Investees       (52)         (49)
 ---------------------------------------------------------------------
 Net Income                                        1,089        1,151
 ---------------------------------------------------------------------
The following table summarizes the reconciliation of capital expenditures to the purchase of property and equipment in our consolidated statements of cash flows that are prepared and presented in accordance with U.S. GAAP in Appendix 3:

 (JPY in millions)
                                 CAPEX
 ---------------------------------------------------------------------
                                                   4Q07         4Q06
 ---------------------------------------------------------------------
 CAPEX, including capital leases                   1,546        1,224
 ---------------------------------------------------------------------
 Acquisition of Assets by Entering
  into Capital Leases                              1,305          923
 ---------------------------------------------------------------------
 Purchase of Property and Equipment                  241          302
 ---------------------------------------------------------------------
Target

Our targets for the financial results for the full FY2008 are as follows:

 (JPY in millions)
 -------------------------------------------------------------------
                        Operating  Income before Income
              Revenues    Income   Tax Expense (Benefit)  Net Income
 -------------------------------------------------------------------
 Full FY2008   78,500     5,200            4,700             5,200
 -------------------------------------------------------------------
IIJ targets revenue of JPY78,500 million (up 17.5% YoY), operating income of JPY5,200 million (up 9.3% YoY), income before income tax expense (benefit) of JPY4,700 million (up 7.8% YoY) and net income of JPY5,200 million (up 0.5% YoY) for the financial results for the full FY2008.

For our revenue target, we believe that recurring revenues from connectivity and VAS and systems operation will continue to increase based on the FY2007 revenue base. As for the target for one-time revenue from systems construction such as system consultation, construction, deployment and equipment sales, we have taken into account the FY2007 results for SI, the amount of revenue growth and the expected number of additional personnel to be hired. For operating income target, we have taken into account the following costs and expenses: costs of connectivity and VAS from network equipment and operation, costs such as purchase of equipment for systems construction and equipment sales, and outsourcing costs that fluctuate by the level of revenues, personnel related costs, advertising costs and other SG&A expenses. In addition, operating loss of approximately JPY0.9 billion for initial loss related to the development of our newly consolidated subsidiaries established in FY2007 is taken into account. For the target for Income before income tax expense (benefit), we have taken into account interest payments and have not taken into account capital gains from available for sale securities. For net income, we have taken into account a deferred tax benefit of approximately JPY0.5 billion. The deferred tax benefit is scheduled to be accounted for in 4Q08 (deferred tax expense is expected to be accounted for in the three other quarters of FY2008), whereas in FY2007 the deferred tax benefit was accounted for in 2Q07. It is expected that the quarter results of net income for FY2008 will be affected by the difference in the timing of accounting the deferred tax benefit.

IIJ targets a cash dividend of JPY2,000 per share of common stock for FY2008. 400 American Depository Shares represent 1 share of common stock.

Presentation

Presentation Materials will be posted on our web site (http://www.iij.ad.jp/en/IR/) on May 15, 2008.

About Internet Initiative Japan Inc.

Founded in 1992, Internet Initiative Japan Inc. (IIJ, NASDAQ: IIJI, Tokyo Stock Exchange First Section: 3774) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.

Statements made in this press release regarding IIJ's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and managements' current expectations, assumptions, estimates and projections about its business and the industry. These forward-looking statements, such as statements regarding FY2008 revenues and operating and net profitability, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement. These risks, uncertainties and other factors include: IIJ's ability to maintain and increase revenues from higher-margin services such as systems integration and value-added services; the possibility that revenues from connectivity services may decline substantially as a result of competition and other factors; the ability to compete in a rapidly evolving and competitive marketplace; the impact on IIJ's profits of fluctuations in costs such as backbone costs and subcontractor costs; the impact on IIJ's profits of fluctuations in the price of available-for-sale securities; the impact of technological changes in its industry; IIJ's ability to raise additional capital to cover its indebtedness; the possibility that NTT, IIJ's largest shareholder, may decide to exercise substantial influence over IIJ; and other risks referred to from time to time in IIJ's filings on Form 20-F of its annual report and other filings with the United States Securities and Exchange Commission.

-----------------------

(1) Unless otherwise stated, all financial figures discussed in this announcement are prepared in accordance with U.S. GAAP. All financial figures are unaudited and consolidated. For full FY2007 and 4Q07 results, translations of Japanese yen amounts into U.S. dollars are solely for the convenience of readers outside of Japan and have been made at the rate of JPY 99.85 = US$1.00.

(2) This Overview and Business Outlook contains forward-looking statements and projections such as statements regarding FY2008 revenues, operating income, income before income tax expense (benefit) and net income that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, the factors noted at the end of this release and to the risk factors and other information included in our annual report on Form 20-F, filed with the SEC on July 6, 2007, as well as other filings and documents furnished to the Securities and Exchange Commission. We plan to keep this press release publicly available on our Web site (www.iij.ad.jp), but may discontinue this practice at any time. IIJ intends to publish its next Overview and Business Outlook in its 1Q08 earnings release, presently scheduled for release in August 2008.

(3) In this document, income before income tax expense represents income from operations before income tax expense (benefit), minority interests and equity in net loss of equity method investees in our consolidated financial statements.

(4) As announced in our 1Q07 earnings release, the classifications in the table were changed from the table used in the past because of our acquisition of hi-ho, a company engaged mainly in the Internet business for home use. "Dedicated Access Services" and "Dial-up Access Services" were reclassified to "Connectivity Services for Corporate Use" and "Connectivity Services for Home Use", respectively.

(5) OEM services provided to other service providers.

(6) IP Service revenues include revenues from the Data Center Connectivity Service.

(7) From the point of comparable disclosure, the backbone cost related to hi-ho is excluded.

(8) Please refer to the Reconciliation of Non-GAAP Financial Measures below.

(9) Please refer to the Reconciliation of Non-GAAP Financial Measures below.

----------------------

                                                            Appendix 1
                    Internet Initiative Japan Inc.
                    ------------------------------
           Quarterly Consolidated Balance Sheets (Unaudited)
           -------------------------------------------------
               (As of March 31, 2008 and March 31, 2007)

                                      As of March 31,
                   ---------------------------------------------------
                               2008                        2007
                   -----------------------------   -------------------
                  Thousands   Thousands            Thousands
                     of          of                    of
                     US$         JPY         %         JPY         %
                   -------   -----------   -----   -----------   -----
 ASSETS
 CURRENT ASSETS:
  Cash and  cash
   equivalents     114,882    11,470,980            13,554,544
  Short-term
   investment          122        12,181                12,093
  Accounts receivable,
   net of allowance
   for doubtful
   accounts of JPY
   24,677 thousand
   and JPY 32,489
   thousand at March
   31, 2008 and
   March 31, 2007,
   respectively    122,736    12,255,163             9,675,725
  Inventories       11,859     1,184,160             1,111,086
  Prepaid expenses  20,083     2,005,274             1,053,270
  Other current
   assets, net of
   allowance for
   doubtful accounts
   of JPY 7,470 thou-
   sand and JPY 4,570
   thousand at March
   31, 2008 and
   March 31, 2007,
   respectively     15,602     1,557,869               930,571
                   -------   -----------           -----------
    Total current
     assets        285,284    28,485,627    51.1    26,337,289    55.2

 INVESTMENTS IN AND
  ADVANCES TO EQUITY
  METHOD INVESTEES,
  net of loan loss
  valuation allowance
  of JPY 16,701 thou-
  sand at March 31,
  2008 and March 31,
  2007,
  respectively       9,927       991,237     1.8       858,490     1.8

 OTHER INVESTMENTS  23,673     2,363,770     4.2     2,841,741     6.0
 PROPERTY AND
  EQUIPMENT--Net   117,579    11,740,210    21.1     9,832,396    20.6
 INTANGIBLE ASSETS
  -- Net            59,163     5,907,375    10.6     2,876,894     6.0
 GUARANTEE DEPOSITS 20,402     2,037,165     3.7     1,686,141     3.5
 OTHER ASSETS, net
  of allowance for
  doubtful accounts of
  JPY 64,796 thousand
  and JPY 69,050
  thousand at March
  31, 2008 and March
  31, 2007,
  respectively      41,834     4,177,162     7.5     3,260,053     6.9
                   -------   -----------           -----------
 TOTAL             557,862    55,702,546   100.0    47,693,004   100.0
                   -------   -----------           -----------

 LIABILITIES AND
  SHAREHOLDERS' EQUITY
 CURRENT LIABILITIES:
  Short-term
   borrowings       91,637     9,150,000             6,050,000
  Long-term borrow-
   ings -- current
   portion              --            --               290,000
  Capital lease
   obligations --
   current portion  34,611     3,455,948             2,953,173
  Accounts payable  79,071     7,895,238             8,464,835
  Accrued expenses   9,956       994,138               897,355
  Accrued retire-
   ment and pension
   costs               115        11,436                 8,428
  Other current
   liabilities      25,315     2,527,677             2,469,058
                   -------   -----------           -----------
    Total current
     liabilities   240,705    24,034,437    43.1    21,132,849    44.3
 CAPITAL LEASE
  OBLIGATIONS
  -- Noncurrent     47,455     4,738,359     8.5     4,318,309     9.1
 ACCRUED RETIREMENT
  AND PENSION COSTS 11,036     1,101,951     2.0       750,042     1.5
 OTHER NONCURRENT
  LIABILITIES        5,538       552,984     1.0       564,618     1.2
                   -------   -----------           -----------
 Total Liabilities 304,734    30,427,731    54.6    26,765,818    56.1
                   -------   -----------           -----------
 MINORITY INTEREST   2,946       294,102     0.6       815,182     1.7
                   -------   -----------           -----------
 COMMITMENTS AND
  CONTINGENCIES         --            --    --              --      --

 SHAREHOLDERS' EQUITY:
  Common-stock
  --authorized,
   377,600 shares;
   issued and out-
   standing, 206,478
   shares at March
   31, 2008        168,591    16,833,847    30.2    16,833,847    35.3
  --authorized,
   377,600 shares;
   issued and out-
   standing, 204,300
   shares at March
   31, 2007
  Additional paid-
   in capital      276,532    27,611,737    49.6    26,599,217    55.8
  Accumulated
   deficit        (195,849)  (19,555,489)  (35.1)  (24,270,769)  (50.9)
 Accumulated other
  comprehensive
  income               908        90,618     0.1       949,709     2.0
                   -------   -----------           -----------
   Total
    shareholders'
    equity         250,182    24,980,713    44.8    20,112,004    42.2
                   -------   -----------           -----------
 TOTAL             557,862    55,702,546   100.0    47,693,004   100.0
                   -------   -----------           -----------
 ---------------------------------------------------------------------
 Note: The U.S. dollar (US$) amounts represent translation of yen amounts at the rate of JPY 99.85, which was the noon buying rate in
 New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2008.

                                                            Appendix 2
                    Internet Initiative Japan Inc.
                    ------------------------------
       Quarterly Consolidated Statements of Income (Unaudited)
       -------------------------------------------------------
    (For the three months ended March 31, 2008 and March 31, 2007)

                              Three Months Ended March 31,
                     ------------------------------------------------
                                 2008                   2007
                     ----------------------------  ------------------
                    Thousands Thousands    % of     Thousands   % of
                       of        of        total      of        total
                       US$      JPY       revenues    JPY     revenues
                     -------  ----------   ------  ----------   ------
 REVENUES:
  Connectivity and
   value-added
   services:
    Connectivity
     (corporate use)  31,485   3,143,769            2,893,306
    Connectivity
     (home use)       16,244   1,621,966              491,912
    Value-added
     services         25,866   2,582,651            1,907,196
    Other             11,003   1,098,671              940,932
                     -------  ----------           ----------
     Total            84,598   8,447,057            6,233,346
  Systems integra-
   tion               98,193   9,804,596           10,180,819
  Equipment sales      2,346     234,240              609,277
                     -------  ----------           ----------
     Total revenues  185,137  18,485,893    100.0  17,023,442    100.0
                     -------  ----------           ----------
 COST AND EXPENSES:
 Cost of connectivity
  and value-added
  services            70,451   7,034,489            5,148,513
 Cost of systems
  integration         69,955   6,985,004            8,015,544
 Cost of equipment
  sales                2,018     201,526              494,168
                     -------  ----------           ----------
   Total cost        142,424  14,221,019     76.9  13,658,225     80.2
 Sales and
  marketing           11,789   1,177,093      6.4     895,910      5.3
 General and
  administrative      12,215   1,219,673      6.6   1,269,946      7.5
 Research and
  development            610      60,935      0.3      55,296      0.3
                     -------  ----------           ----------
   Total cost and
    expenses         167,038  16,678,720     90.2  15,879,377     93.3
                     -------  ----------           ----------
 OPERATING INCOME     18,099   1,807,173      9.8   1,144,065      6.7
                     -------  ----------           ----------
 OTHER INCOME
 (EXPENSES):
  Interest income        228      22,786               11,855
  Interest expense    (1,093)   (109,116)             (93,078)
  Foreign exchange
   losses                 (9)       (921)                 (43)
  Net gains on
   sales of other
   investments            --          --            1,549,514
  Losses on write-
   down of other
   investments        (1,045)   (104,365)          (1,362,360)
  Other--net             313      31,306               51,228
                     -------  ----------           ----------
    Other income
     (expenses)--
     net              (1,606)   (160,310)    (0.9)    157,116      0.9
                     -------  ----------           ----------
 INCOME FROM OPERA-
  TIONS BEFORE
  INCOME TAX EXPENSE,
  MINORITY INTERESTS
  AND EQUITY IN NET
  LOSS OF EQUITY
  METHOD INVESTEES    16,493   1,646,863      8.9   1,301,181      7.6
 INCOME TAX EXPENSE    5,525     551,688      3.0      63,244      0.4
 MINORITY INTERESTS
  IN (EARNINGS)
  LOSSES OF
  SUBSIDIARIES           452      45,100      0.3     (37,684)    (0.2)
 EQUITY IN NET LOSS
  OF EQUITY METHOD
  INVESTEES             (518)    (51,677)    (0.3)    (49,389)    (0.3)
                     -------  ----------           ----------
 NET INCOME           10,902   1,088,598      5.9   1,150,864      6.7
                     -------  ----------           ----------

 ---------------------------------------------------------------------
                                                  Three Months Ended
                                                       March 31,
                                               -----------------------
                                                  2008          2007
                                               ----------   ----------
 BASIC WEIGHTED-AVERAGE NUMBER OF SHARES          206,478      204,000
 DILUTED WEIGHTED- AVERAGE NUMBER OF SHARES       206,565      204,419
 BASIC WEIGHTED-AVERAGE NUMBER OF
  ADS EQUIVALENTS                              82,591,200   81,600,000
 DILUTED WEIGHTED-AVERAGE NUMBER OF
  ADS EQUIVALENTS                              82,626,000   81,767,600
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                                               Three Months Ended
                                                    March 31,
                                            ------------------------
                                                 2008         2007
                                            -------------   --------
                                             US$     JPY       JPY
                                            -----   -----     -----
 BASIC NET INCOME PER SHARE                  52.8   5,272     5,641
 DILUTED NET INCOME PER SHARE               52.78   5,270     5,630
 BASIC NET INCOME PER ADS EQUIVALENT         0.13   13.18     14.10
 DILUTED NET INCOME PER ADS EQUIVALENT       0.13   13.18     14.07
                                            -----   -----     -----

 Note: The U.S. dollar (US$) amounts represent translation of yen amounts at the rate of JPY 99.85, which was the noon buying rate in
 New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2008.

                                                            Appendix 3
                    Internet Initiative Japan Inc.
                    ------------------------------
      Quarterly Condensed Consolidated Statements of Cash Flows
                              (Unaudited)
      ----------------------------------------------------------
    (For the three months ended March 31, 2008 and March 31, 2007)

                                      Three Months Ended March 31,
                                ---------------------------------------
                                           2008                2007
                                -------------------------   -----------
                                Thousands      Thousands     Thousands
                                  of US$         of JPY        of JPY
                                -----------   -----------   -----------
 OPERATING ACTIVITIES:
  Net income                        10,902     1,088,598     1,150,864
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Depreciation and amortization   12,954     1,293,410       993,433
    Provision for doubtful
     accounts and advances              67         6,653        12,207
    Net gains on sales of other
     investments                        --            --    (1,549,514)
    Losses on write-down of other
     investments                     1,045       104,365     1,362,360
    Foreign exchange losses             65         6,460           291
    Equity in net loss of equity
     method investees                  518        51,677        49,389
    Minority interests in earnings
     (losses) of subsidiaries         (452)      (45,100)       37,684
    Deferred income tax expense
     (benefit)                       1,373       137,116      (271,410)
    Others                           1,193       119,090       236,316
  Changes in operating assets
   and liabilities:
    Increase in accounts
     receivable                     (4,636)     (462,870)   (1,488,766)
    Decrease (Increase) in
     inventories, prepaid
     expenses and other current
     and noncurrent assets           3,563       355,753      (624,654)
    Increase in accounts payable     9,582       956,746     2,254,522
    Increase in accrued expenses,
     other current and noncurrent
     liabilities                     4,720       471,341       662,913
                                   -------    ----------    ----------
       Net cash provided by
        operating activities        40,894     4,083,239     2,825,635
                                   -------    ----------    ----------
 INVESTING ACTIVITIES:
  Purchase of property and
   equipment                        (2,416)     (241,255)     (301,539)
  Purchase of available-for-sale
   securities                         (927)      (92,512)     (232,438)
  Purchase of short-term and
   other investments                    (1)         (148)     (286,358)
  Proceeds from sales of
   available-for-sale securities        --            --     1,798,674
  Proceeds from sales and
   redemption of short-term and
   other investments                   492        49,143        88,665
  Investment in an equity method
   investee                           (236)      (23,520)           --
  Proceeds from sales of
   investment in an equity method
   investee                              0            --       185,900
  Purchase of subsidiary stock
   from minority shareholders            0            --    (3,050,205)
  Payment of guarantee deposits
   --net                              (628)      (62,740)     (101,015)
  Other                                (94)       (9,392)      (18,277)
                                   -------    ----------    ----------
      Net cash used in investing
       activities                   (3,810)     (380,424)   (1,916,593)
                                   -------    ----------    ----------
 FINANCING ACTIVITIES:
  Proceeds from issuance of
   short-term borrowings with
   initial maturities over
   three months                     16,274     1,625,000     1,700,000
  Repayments of short-term
   borrowings with initial
   maturities over three months
   and long-term borrowings         (4,006)     (400,000)   (2,010,363)
  Repayments of securities
   loan agreement                       --            --      (561,600)
  Principal payments under
   capital leases                   (9,441)     (942,700)     (686,262)
  Increase (decrease) in short-
   term borrowings with initial
   maturities less than three
   months--net                     (17,276)   (1,725,000)       50,000
  Proceeds from issuance of
   subsidiary stock                     60         6,000       194,679
                                   -------    ----------    ----------
      Net cash used in financing
       activities                  (14,389)   (1,436,700)   (1,313,546)
                                   -------    ----------    ----------
 EFFECT OF EXCHANGE RATE CHANGES
  ON CASH AND CASH EQUIVALENT          (96)       (9,582)        3,938
 NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENT               22,599     2,256,533      (400,566)
 CASH AND CASH EQUIVALENT,
  BEGINNING OF EACH PERIOD          92,283     9,214,447    13,955,110
                                   -------    ----------    ----------
 CASH AND CASH EQUIVALENT,
  END OF EACH PERIOD               114,882    11,470,980    13,554,544
                                   -------    ----------    ----------

 Note: The U.S. dollar (US$) amounts represent translation of yen amounts at the rate of JPY 99.85, which was the noon buying rate in
 New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2008.

 Note: The following information is provided to disclose IIJ's financial results (unaudited) for the fiscal year ended March
       31, 2008 in the form defined by the Tokyo Stock Exchange.

 Consolidated Financial Results for the Fiscal Year Ended March 31,
 2008
 (Under accounting principles generally accepted in the United States
 ("U.S. GAAP"))
                                                      May 15, 2008

 Company name: Internet Initiative  Exchange listed:
 Japan Inc.                         Tokyo Stock Exchange First Section
 Stock code number: 3774            URL: http://www.iij.ad.jp/
 Representative: Koichi Suzuki, President and Representative Director
 Contact: Akihisa Watai, Director and CFO  TEL: (03) 5259-6500
 Annual general shareholder's meeting: scheduled on June 27, 2008
 Payment of dividend: Scheduled to be started on June 28, 2008
 Filing of an annual report (Yuka-shoken-hokokusho) to the regulatory organization in Japan:
 Scheduled on June 28, 2008

                   (Amounts of less than JPY one million are rounded)

 1. Consolidated Financial Results for the Fiscal Year Ended March 31,
    2008
 (April 1, 2007 to March 31, 2008)

 (1) Consolidated Results of Operations     (% shown is YoY change)

 ---------------------------------------------------------------------
                                        Income before
                                           Income
                   Total     Operating   Tax Expense
                  Revenues     Income    (Benefit)       Net Income
 ---------------------------------------------------------------------
                  JPY          JPY          JPY            JPY
                millions  %  millions  %  millions   %  millions  %

 Fiscal Year
  Ended           66,835 17.1   4,759 36.0   4,362 (13.6) 5,177 (4.3)
 March 31, 2008

 Fiscal Year
  Ended           57,055 14.5   3,500 45.2   5,049  (6.1) 5,410 13.8
 March 31, 2007
 ---------------------------------------------------------------------
 ---------------------------------------------------------------------
                                                    Income
                                                    before
                                                    Income
                                     Net Income       Tax
                                         to         Expense
               Basic    Diluted Net     Total      (Benefit) Operating
            Net Income    Income    Shareholders'  to Total    Margin
             per Share   per Share     Equity       Assets     Ratio
 ---------------------------------------------------------------------
                JPY        JPY           %            %          %
 Fiscal Year
  Ended March  25,100     25,072       23.0          8.4        7.1
  31, 2008

 Fiscal Year
  Ended March  26,519     26,487       26.8         10.3        6.1
  31, 2007
 ---------------------------------------------------------------------

 (Reference) Equity in net loss of equity method investees was JPY 143 million and JPY 210 million for the fiscal year ended
             March 31, 2008 and the fiscal year ended March 31, 2007,
             respectively.
 (Note) In this document, income before income tax expense (benefit)
        represents income from operations before income tax expense
        (benefit), minority interests and equity in net loss of equity method investees in IIJ's consolidated financial statements.

 (2) Consolidated Financial Position
  ---------------------------------------------------------------------
                                      Shareholders'
                                       Equity as a
                 Total  Shareholders' percentage of   Shareholders'
                Assets     Equity      Total Assets  Equity per share
 ---------------------------------------------------------------------
                 JPY        JPY
               millions   millions          %              JPY
 Fiscal Year
  Ended March    55,703     24,981        44.8           120,985
  31, 2008
 Fiscal Year
  Ended March    47,693     20,112        42.2            98,592
  31, 2007
 ---------------------------------------------------------------------
 (Note) Shareholders' equity, shareholders' equity as a percentage of total assets and shareholders' equity per share are calculated and presented in accordance with U.S. GAAP.

 (3) Consolidated Cash Flows
 ---------------------------------------------------------------------
                                                Net cash
                                                provided     Cash
                      Net cash      Net cash       by       and Cash
                      provided       used in    (used in) Equivalents,
                    by operating    investing   financing   end of
                     activities    activities  activities   period
 ---------------------------------------------------------------------
                        JPY           JPY         JPY        JPY
                      millions      millions    millions   millions
 Fiscal Year Ended
  March 31, 2008         4,538        (5,444)     (1,152)    11,471
 Fiscal Year Ended
  March 31, 2007         7,402        (3,014)     (4,560)    13,555
 ---------------------------------------------------------------------
 2. Dividends

 ---------------------------------------------------------------------
         Dividend per Share
      ------------------------
                                 Total                     Ratio of
                                  cash                   Dividends to
                               dividends                Shareholder's
                                  for     Payout Ratio      Equity
      Interim  Year-end  Total  the year (consolidated) (consolidated)
 ---------------------------------------------------------------------
                                Millions
                                   of
          Yen       Yen    Yen     Yen          %              %
 Fiscal
  Year
  Ended
  March
  31,
  2007      --   1,500.00 1,500.00  306        5.7            1.5
 Fiscal
  Year
  Ended
  March
  31,
  2008  750.00   1,000.00 1,750.00  361        7.0            1.6

 ---------------------------------------------------------------------
 Fiscal
  Year
  Ended
  March
  31,
  2009
  (Tar-
   get) 1,000.00 1,000.00 2,000.00             7.9
 ---------------------------------------------------------------------

 (Note) Please see our press release of "The change in the amount of year-end dividend plan for the fiscal year ending March 31,
        2008", published on May 15, 2008.

 3. Target of Consolidated Financial Results for the Fiscal Year
    Ending March 31, 2009
    (April 1, 2008 through March 31, 2009   (% shown is YoY change)
 ---------------------------------------------------------------------
                                       Income
                                       before
                                       Income
                                         Tax                 Basic Net
                 Total     Operating   Expense       Net       Income
               Revenues     Income    (Benefit)    Income    per share
 ---------------------------------------------------------------------
              JPY      %   JPY    %    JPY    %   JPY     %      JPY
            millions     millions    millions   millions
 Interim
  Period
  Ending
  September
  30, 2009    34,500 15.0  1,850 1.9   1,650 (2.8)  800 (77.0)  3,875
 Fiscal year
  ending
  March 31,
  2009        78,500 17.5  5,200 9.3   4,700  7.8 5,200   0.5  25,184
 ---------------------------------------------------------------------

 (Note) The number of shares of common stock used to calculate basic net income per share above is 206,478 shares.

 Statements made in this press release regarding IIJ's or its management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and its management's current expectations, assumptions, estimates and projections about IIJ's business and the industry. These forward-
 looking statements, such as statements regarding revenues and operating and net profitability above, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement.

 4. Others
 (1) Change of Condition in Consolidated Subsidiaries during the
     Fiscal Year Ended March 31, 2008
     (Change of Condition in Specific Consolidated Subsidiaries with a
     Change of Scope of Consolidation): None
 (2) Changes in Significant Accounting and Reporting Policies for
     Consolidated Financial Statements
     1) Changes caused by revision of accounting standards: Yes
     2) Others: None
 (3) Number of Shares Outstanding (Shares of Common Stock)
     1) The number of shares outstanding:
        For the Fiscal Year Ended March 31, 2008   206,478 shares
        For the Fiscal Year Ended March 31, 2007   204,300 shares
     2) The number of treasury stock:
        For the Fiscal Year Ended March 31, 2008         0 shares
        For the Fiscal Year Ended March 31, 2007         0 shares
     3) The weighted average number of shares outstanding:
        For the Fiscal Year Ended March 31, 2008   206,240 shares
        For the Fiscal Year Ended March 31, 2007   203,992 shares

[Qualitative Information and Financial Statements]

1. Results of Operations

(1) Analysis of Consolidated Results of Operations

a. Overview of Consolidated Results for the Fiscal Year Ended March 31, 2008

In the fiscal year ended March 31, 2008 (“FY2007”), personal spending and capital expenditures almost flattened and the corporate earnings showed a weak aspect. The recovery of the Japanese economy has come to a standstill. As for the near future, IIJ Group (“the Group”) is recognizing increasing risk of slow down in the Japanese economy, adversely affected by the recession in the U.S. economy, the fluctuation in stock and foreign exchanges and the trend in crude oil prices.

In the data telecommunications market where the Group belongs to, we believe strong demands for network and outsourcing services will continue, as it is indispensable for corporate to utilize information technology, while we need to pay attention to an affect in corporate earnings.

In such market environment, the Group continued to develop reliable and highly value-added network-related services mainly for large and medium-sized corporate users and governmental organizations and provided them with systems integration as total network solution. In FY2007, the Group continued to focus on increasing monthly recurring revenues from connectivity services and value-added services (“VAS”) and systems operation and maintenance, to strengthen its base for stable mid- and long- term growth. Monthly recurring revenues increased by 23.7% compared to the fiscal year ended March 31, 2007 (“FY2006”). Additional revenues from hi-ho Inc. (“hi-ho”), which became IIJ’s wholly owned consolidated subsidiary in June, have also contributed to the growth in monthly recurring revenues. These increase in monthly recurring revenues contributed to the improvement of operating income, and the Group succeeded to achieve stable growth. As for systems construction, demands from our clients for network systems construction have been strong and we have had a remarkable large-scaled application development project in the third quarter of FY2007. As a result of the continuous increase in revenues, operating margin increased significantly by 36.0% year-over-year.

In addition, for mid- and long- term growth, the Group continued to actively engage in new business developments. We started “IIJ Mobile”, mobile data telecommunications services for corporate users under a scheme of Mobile Virtual Network Operator (“MVNO”). We have also started to provide content distribution platform for “acTVila”, an on-line video distribution service for digital televisions. We began the preparation for the establishment of an incubation business to help develop and support Internet-related new technologies and businesses. We established GDX Japan Inc. (“GDX”), IIJ’s consolidated subsidiary that provides new generation messaging network services and also Trust Networks Inc. (“Trust Networks”), IIJ’s consolidated subsidiary that operates ATM networks. We have also started to prepare for the establishment of On-demand Solutions Inc. (“On-demand Solutions”), IIJ’s consolidated subsidiary that provides print-on-demand business for financial industry.

As a result of the above, revenues of the Group for FY2007 increased by 17.1% to JPY66,835 million compared to FY2006. Cost of revenues increased by 15.0% to JPY52,883 million, due to additional cost from newly acquired hi-ho, and the increase in cost of revenues from connectivity and VAS and systems integration along with the increase of revenues from each service. Gross margin increased by 25.8% to JPY13,953 million compared to FY2006. Sales and marketing and general and administrative expenses increased by 20.8% to JPY8,953 million compared to FY2006, mainly due to an addition of sales expenses of hi-ho and an increase in personnel related expenses and advertising expenses. Operating income increased by 36.0% to JPY4,759 million compared to FY2006 despite of the initial cost for new business development of JPY303 million. Operating margin ratio continued to increase to 7.1%. Income from operations before income tax benefit, minority interests and equity in net loss of equity method investees decreased by 13.6% to JPY4,362 million compared to FY2006, mainly due to the decrease in gains from the available-for-sale securities and the impairment loss on equity securities (net) which was a loss of JPY71 million in FY2007 where as in FY2006 was a gain of JPY1,867 million. Net income decreased by 4.3% to JPY5,177 million compared to FY2006, while deferred income tax benefit of JPY1,653 million was recorded resulting from a reduction of the valuation allowance against deferred income tax assets related to tax operating loss carryforwards and others.

b. Analysis of Results of Operations

1) Revenues

Revenues for the fiscal year ended March 31, 2008 were JPY66,835 million, an increase of 17.1% year-over-year.

	Fiscal Year ended March 31, 2007	Fiscal Year ended March 31, 2008	YoY % Change
	JPY millions	JPY millions	%
Connectivity and VAS	24,353	31,303	28.5
SI	30,527	34,018	11.4
Equipment sales	2,174	1,515	(30.3)
Total revenues	57,055	66,835	17.1

Revenues from connectivity and VAS were JPY31,303 million, an increase of 28.5% year-over-year. These increases were mainly due to the shift in higher speeds among our corporate users and the increase in revenues from the significant increase in the number of contracts for network connectivity and VAS. The additional revenues of JPY3,765 million from hi-ho which have also contributed to the growth in revenues.

SI revenues were JPY34,018 million, an increase of 11.4% year-over-year, due to the growth in both systems construction of one-time revenue and in systems operation and maintenance of recurring revenue. For systems construction, demands from our clients for network systems construction have been strong and we have had a remarkable large-scaled application development project in FY2007. Systems operation and maintenance which has a relatively higher margin compared to systems construction increased steadily since systems construction projects are followed by systems operation and maintenance which accumulates as recurring revenues.

Equipment sales revenues were JPY1,515 million, a decrease of 30.3% year-over-year.

2)  Cost of Revenues

Cost of revenues was JPY52,883 million, an increase of 15.0% year-over-year.

	Fiscal Year ended March 31, 2007	Fiscal Year ended March 31, 2008	YoY % Change
	JPY millions	JPY millions	%
Connectivity and VAS	20,545	26,040	26.7
SI	23,529	25,543	8.6
Equipment sales	1,893	1,300	(31.3)
Total cost of revenues	45,968	52,883	15.0

The cost of connectivity and VAS revenues increased by 26.7% to JPY26,040 million mainly due to the additional cost from hi-ho of JPY3,925 million, the increase in network related costs (up JPY348 million YoY), data center related costs (up JPY345 million YoY), personnel related costs (up JPY279 million　YoY) and initial cost for new business developments of JPY110 million.

The cost of SI revenues increased by 8.6% to JPY25,543 million mainly due to the increase in network operation costs (up JPY1,142 million YoY), outsourcing costs (up JPY625 million YoY) and personnel related costs (up JPY465 million YoY) along with the increase in revenues.

The cost of equipment sales revenues decreased by 31.3% to JPY1,300 million as equipment sales revenues decreased.

3) Sales and Marketing Expenses, General and Administrative Expenses and Research and Development

Sales and marketing expenses were JPY4,329 million, an increase of 25.9% year-over-year. The increase was mainly due to the additional cost from newly acquire hi-ho of JPY424 million (For the 10 months from the acquisition in June) and the increase in personnel and advertising expenses.

General and administrative expenses were JPY4,624 million, an increase of 16.5% year-over-year. The increase was mainly due to an increase in personnel expenses, an increase in rent expenses due to increase in office space affected by business growth and of initial expenses for new business development.

Research and development expenses were JPY240 million, an increase of 35.6% year-over-year.

4) Operating Income

Operating income increased by 36.0% year-over-year to JPY4,759 million due to the increase of JPY1,455 million in gross margin from connectivity and VAS and the increase of JPY1,477 million in gross margin from SI, despite the increase in sales and marketing expenses, general and administrative expenses and research and development expenses.

As announced in our 3Q07 earnings release, for mid- and long- term growth, we have been engaging in new business developments including establishment of consolidated subsidiaries and the initial cost relating to these new business developments were JPY303 million including the loss from GDX and Trust Networks of JPY212 million.

5) Other Income (Expense)

Other income (expense) in FY2007 was other expense of JPY398 million compared to other income of JPY1,548 million in FY2006. The decrease was mainly due to the interest payments of JPY438 million and impairment loss on equity securities of JPY 289 million. Net gains from the sale of available-for-sale securities were JPY218 million.

6) Income before Income Tax Benefit

Income before income tax benefit was JPY4,362 million, a decrease of 13.6% year-over-year as other income (expense) was an expense of JPY398 million mainly due to the decrease in gains from the available-for-sale securities and the impairment loss on equity securities which was a net loss of JPY71 million compared to net gains of JPY1,867 million in FY2006.

7) Income Tax Benefit, Minority Interests and Equity in Net Loss of Equity Method Investees

Income tax benefit was JPY861 million in FY2007 including the deferred income tax benefit of JPY1,653 million whereas in FY2006 was a benefit of JPY804 million.

Minority interests in earnings of subsidiaries were JPY97 million in FY2007 mainly related to GDX and Trust Networks and to the four consolidated subsidiaries that became wholly owned by IIJ in 2007 due to the acquisition of shares of IIJ Technology Inc. and Net Care, Inc. from their minority shareholders where as in FY2006 was a loss of JPY233 million.

Equity in net loss of equity method investees was JPY143 million in FY2007 which was mainly due to equity in net loss of Internet Revolution Inc. Equity in net loss of equity method investees for FY2006 was JPY210 million.

8) Net Income

Net income was JPY5,177 million, a decrease of 4.3% year-over-year.

c. Analysis by Service

1) Internet Connectivity and VAS

Revenues from connectivity services for corporate use were JPY12,148 million, an increase of 8.1% year-over-year as new contracts for IP services, usage of higher bandwidth connectivity, and the significant increase trend in numbers for broadband services continues. For connectivity services for corporate users, the shift in higher bandwidth was significant and the number of contracts for over 1Gbps increased to 70 contracts.

Revenues from connectivity services for home use were JPY5,430 million, an increase of 175.8% compared to FY2006. The increase was due to the additional revenue from hi-ho of JPY3,765 million while revenues from both IIJ brand and OEM have decreased respectively.

Revenues from VAS were JPY9,546 million, an increase of 28.7% year-over-year. Email related services such as “IIJ SecureMX Service” and security related services and data center related outsourcing services increased respectively contributing to the increase in revenues. The numbers of contracted email accounts for email security services at the end of FY2007 exceeded 700,000 compared to the approximately 200,000 accounts at the end of FY2006.

Other revenues were JPY4,178 million, an increase of 12.0% year-over-year.

As a result, revenues from connectivity services and VAS totaled JPY31,303 million, an increase of 28.5% year-over-year. The gross margin was JPY5,263 million, up 38.2% year-over-year and the gross margin ratio increased to 16.8% from 15.6%in FY2006.

<Connectivity and VAS Revenues, Cost of Revenues and Gross Margin Ratio>

	Fiscal Year ended March 31, 2007	Fiscal Year ended March 31, 2008	YoY % Change
	JPY millions	JPY millions	%
Connectivity and VAS revenues	24,353	31,303	28.5
Connectivity service revenues (corporate use)	11,239	12,148	8.1
IP Service (including Data Center Connectivity Service)	8,429	9,022	7.0
IIJ FiberAccess/F and IIJ DSL/F (broadband services)	2,168	2,663	22.9
Others	642	463	(27.9)
Connectivity service revenues (home use)	1,969	5,430	175.8
Under IIJ brand	1,186	1,099	(7.3)
hi-ho	—	3,765	—
OEM	783	565	(27.8)
VAS revenue	7,416	9,546	28.7
Other revenue	3,730	4,178	12.0
Cost of connectivity and VAS	20,545	26,040	26.7
Backbone cost	3,516	3,470	(1.3)
Gross margin ratio	15.6%	16.8%	—
(*1)From the point of comparable disclosure, the backbone cost related to hi-ho is excluded.

<Numbers of Internet Connectivity Contracts and Total Contracted Bandwidth>

	As of March 31, 2007	As of March 31, 2008	YoY % Change
	Contracts	Contracts	Contracts
Connectivity services (corporate use) (*1)	19,273	27,955	8,662
IP Service (-99Mbps)	751	855	104
IP Service (100Mbps-999Mbps)	161	201	40
IP Service (1Gbps-)	63	70	7
IIJ Data Center Connectivity Service	282	288	6
IIJ FiberAccess/F and IIJ DSL/F	16,418	23,539	7,121
Others	1,618	3,002	1,384
Connectivity services (home use)	532,390	473,266	(59,124)
Under IIJ brand	55,907	51,051	(4,856)
hi-ho	—	189,700	189,700
OEM	476,483	232,515	(243,968)
Total contracted bandwidth (*2)	323.5 Gbps	392.4 Gbps	68.9 Gbps
(*1)
As announced in our 1Q07 earnings release, the classifications in the table were changed from the table used in the past because of our acquisition of hi-ho, a company engaged mainly in the Internet business for home use. “Dedicated Access Services” and “Dial-up Access Services” were reclassified to “Connectivity Services for Corporate Use” and “Connectivity Services for Home Use”, respectively.

(*2)
Total contracted bandwidth is calculated by multiplying the number of contracts with the each contracted bandwidth for IP Service, IIJ Data Center Connectivity Service and IIJ FiberAccess/F and IIJ DSL/F service respectively.

2)  SI

Revenues from SI were JPY34,018 million, an increase of 11.4% year-over-year. One-time revenues from systems construction were JPY18,025 million, an increase of 8.2% year-over-year. Demands from our clients for network systems construction are strong and we have had a remarkable large-scaled application development project in 3Q07 although both orders and revenues in 4Q07 was weak due to the lack of engineering resources affected by the unanticipated extra support for the remarkable large-scaled project. Recurring revenues from systems operation and maintenance which has relatively higher gross margin compared to systems constructions steadily increased to JPY15,993 million, up 15.3% year-over-year by accumulating maintenance orders after the completion of systems construction project. Gross margin for SI was JPY8,475 million, an increase of 21.1% year-on-year and the gross margin ratio was 24.9%.

The order backlog for SI and equipment sales as of March 31, 2008 was JPY15,909 million, an increase of 68.0% from the amount as of March 31, 2007. The order backlog for systems construction including equipment sales increased by 35.3% to JPY4,762 million and systems operation and maintenance increased by 87.3% to JPY11,147 million compared to 4Q06 respectively.

<SI Revenues, Cost of Revenues and Gross Margin Ratio>

	Fiscal Year ended March 31, 2007	Fiscal Year ended March 31, 2008	YoY % Change
	JPY millions	JPY millions	%
SI revenues	30,527	34,018	11.4
Systems construction	16,660	18,025	8.2
Systems operation and maintenance	13,867	15,993	15.3
Cost of SI	23,529	25,543	8.6
SI gross margin ratio	22.9%	24.9%	—

3)  Equipment sales

Revenues from equipment sales were JPY1,515 million, a decrease of 30.3% year-over-year. The gross margin for equipment sales was JPY215 million and the gross margin ratio increased to 14.2% from 12.9% in FY2006.

<Equipment Sales Revenue and Cost>

	Fiscal Year ended March 31, 2007	Fiscal Year ended March 31, 2008	YoY % Change
	JPY million	JPY million	%
Equipment sales revenues	2,174	1,515	(30.3)
Cost of equipment sales	1,893	1,300	(31.3)
Equipment sales gross margin ratio	12.9%	14.2%	—

d. Target for the fiscal year ending March 31, 2009

For the fiscal year ending March 31, 2009, we are targeting revenues of JPY78,500 million (up 17.4% YoY), operating income of JPY5,200 million (up 9.3% YoY), income before income tax expense (benefit) of JPY4,700 million (up 7.8% YoY) and net income of JPY5,200 million (up 0.5% YoY).

For our revenue target, we believe that recurring revenues from connectivity and VAS and systems operation will continue to increase based on the FY2007 revenue base. As for the target for one-time revenue from systems constructions, such as system consultation, construction, deployment and equipment sales, we have taken into account its FY2007 results for SI, its amount of revenue growth and the expected number of additional personnel to be hired. For operating income target, we have taken into account the following costs and expenses: costs of connectivity and VAS from network equipment and operation, costs such as purchase of equipments for systems constructions and equipment sales, and outsourcing costs that fluctuates by the level of revenues, personnel related costs, advertising costs and other SG&A expenses. Beside with these, operating loss of approximately JPY0.9 billion for initial loss related to the development of our newly consolidated subsidiaries established in FY2007 is taken into account. For the target for Income before income tax expense (benefit), we have taken into account interest payments and have not taken into account capital gains from available for sale securities. For net income, we have taken into account deferred tax benefit of approximately JPY0.5 billion. The deferred tax benefit is scheduled to be accounted in 4Q08 (deferred tax expense is expected to be accounted in the three other quarters), whereas in FY2007 the deferred tax benefit was accounted in 2Q07, and due to this difference in the timing of accounting the deferred tax benefit, the target for net income for the interim period ending September 30, 2008 will decrease by 77.0% year-over-year).

(2) Analysis for Financial Condition

a. Assets, Liabilities and Total Shareholders’ Equity

As of March 31, 2008, total assets increased by JPY8.010 million from the balance as of March 31, 2007 to JPY55,703 million.

For current assets, as compared to each of the respective balances as of March31, 2007, accounts receivable increased by JPY2,579 million along with business growth; prepaid expenses increased by JPY952 million mainly for maintenance expenses related to SI projects; and other current assets increased by JPY627 million mainly due to an increase in current deferred income tax assets (net) resulting from a revaluation of the valuation allowance in 2Q07. Property and equipment increased by JPY1,908 million from the balance as of March 31, 2007, mainly due to our acquisition of hi-ho and an increase in property to our internal services systems. Intangible assets increased by JPY3,030 million from the balance as of March 31, 2007, mainly due to the recording of non-amortized intangible assets upon our acquisition of interest in the two consolidated subsidiaries and hi-ho. Other asset increased by JPY917 million mainly due to an increase in non-current deferred tax assets (net) resulting from the reversal of the valuation allowance. Of the intangible assets of JPY5,907 million as of March 31, 2008, for IIJ Technology Inc. was JPY4,341 million (non-amortized) and for hi-ho was JPY606 million (of which amortized intangible assets were JPY236 million). The fair value of available-for-sale securities as of March 31, 2008 decreased by JPY453 million to JPY857 million compared to March 31, 2007. For current liabilities, short-term borrowings as of March 31, 2008 increased by JPY3,100 million from the balance as of March 31, 2007, due to financing of funds for IIJ’s acquisition of shares of the two consolidated subsidiaries from their minority shareholders and new proceeds for our consolidated subsidiary’s working capital, an increase of capital lease obligations (current portion) by JPY503 million from the balance as of March 31, 2007 and an decrease of accounts payable by JPY570 million from the balance as of March 31, 2007. As for accounts payable, there was an account payable of JPY1,065 million at the end of March 31, 2008, relating to a single systems integration project that finished in FY2006, however, balances of accounts payable at the end of March 31, 2008 returned to normal level.

Total shareholders’ equity as of March 31, 2007 was JPY24,981 million, an increase of JPY4,869 million from the balance as of March 31, 2007. Shareholder’s equity ratio as of March 31, 2008 was 44.8%, up by 2.6% compared to the one as of March 31, 2007.

b. Cash Flows

Cash at the end of the fiscal year ended March 31, 2008 was JPY11,471 million, a decrease of JPY2,084 million compared to the end of the fiscal year ended March 31, 2007.

(Net cash provided by operating activities)

Net cash provided by operating activities in the fiscal year ended March 31, 2008 was JPY4,538 million compared to net cash provided by operating activities of JPY7,402 million in the fiscal year ended March 31, 2007. Operating income continued to increase mainly due to the steady increase in gross margin from connectivity and VAS and SI continued. However, operating assets increased mainly due to; increase in accounts receivable of JPY2,584 million and the increase in inventories and prepaid expenses of JPY995 million related to SI projects, and operating liabilities decreased mainly due to; the decrease in accounts payable of JPY668 million and payment of income tax of JPY1,083 million.

(Net cash used in investing activities)

Net cash used in investing activities was JPY5,444 million in the fiscal year ended March 31, 2008, compared to net cash used in investing activities of JPY3,014 million in the fiscal year ended March 31, 2007. IIJ paid JPY1,975 million for the purchase of subsidiary stock from minority shareholders, JPY1,856 million for the purchase of property and equipment and JPY912 million for the purchase of newly controlled hi-ho. We recorded net cash acquired of JPY124 million by the acquisition of Trust Networks. Resulting from the acquisition of the two companies, we have recorded payment of JPY789 million (excluding net of cash acquired).

(Net cash used in financing activities)

Net cash used in financing activities was JPY1,152 million in the fiscal year ended March 31, 2008, compared to the net cash used in financing activities of JPY4,560 million in the fiscal year ended March 31, 2007. IIJ recorded proceeds from new short-term borrowings with initial maturities over three months including new borrowings of JPY5,000 million for the acquisition of shares of its two consolidated subsidiaries from their minority shareholders (of which JPY 3,000 million was repaid and the remaining amount was re-financed by short-term borrowings by the end of FY2007). As a result, for the proceeds from banks, IIJ recorded net increase in short-term borrowings with initial maturities over three months of JPY1,585 million, and net increase in short-term borrowings with initial maturities less than three month of JPY1,225 million. IIJ also recorded principal payments under capital leases of JPY3,507 million and JPY461 million for the payments of dividends for the end of the fiscal year ended March 31, 2007 and the interim period ended September 30, 2007.

(3) Basic Policy for the Distribution of Profits and Dividends for the Fiscal Year Ending March 31, 2009

IIJ, while giving full consideration to securing its funds to strengthen its financial position and to prepare for its operation and new business development, seeks to achieve stable and continuous dividends to shareholders.

IIJ plans to pay its dividend twice a year, at interim and fiscal year-end based on the Company’s article of incorporation. The dividends for interim and fiscal year-end are decided at the Company’s board of directors and the general meeting of stockholders, respectively.

As for the year-end dividend forecast for the fiscal year ended march 31, 2008, while our net income has conditionally fluctuated by the level of capital gain from equity sales and differed tax benefit, our operating income level has been continuously increasing year by year and therefore, we will revise our FY2007 year-end dividend from our previous plan of JPY750 to JPY1,000 per share of our common stock. We have already paid interim dividend of JPY750 per share of common stock for FY2007 interim period therefore the total dividend for FY 2007 will be JPY1,750, up from JPY1,500 as previously planned.

 For the fiscal year ending March 31, 2009, IIJ targets to pay dividend of JPY2,000 per share of common stock in total (JPY1,000 per share of common stock for the interim period and JPY1,000 per share of common stock for the fiscal year-end).

(4) Risk Factors

The results of operations and financial position of IIJ or the IIJ Group may be adversely and materially impacted by the following and other factors. The following major factors are quoted mainly from the annual report (Yuka-shoken-hokokusho), which IIJ filed with the regulatory organization in Japan on June 27, 2007.

-	Risk from effects on the IIJ Group’s business developments by a lack of improvement of Japan’s economy, or a change in economic conditions

-	Risk from the IIJ Group’s dependence on other companies for telecommunication circuits, hardware components like routers and facilities such as data centers.

-	Risk from the IIJ Group’s failure to maintain its quality of service and operate its services properly

-	Risk from the possibility of an interruption of services of the IIJ Group

-	Risk of the IIJ Group’s failure to keep and manage its private customer information, such as personal information

-	Risk due to the IIJ Group’s failure to keep up with technological developments or the necessity of vast financial resources

-	Risk from the effects on the IIJ Group’s results of operations and financial position by increased price competition

-
Risk associated from the fluctuation in network rerated costs, such as cost for backbone circuit, cost for leased hardware components, cost for network facilities such as network operation centers and personnel rerated cost.

-	Risk affected by the failure to manage and control outsourcing costs

-	Risk of less achievement in business developments than expected, due to the IIJ Group’s failure to differentiate itself from its competitors

- Risk of the IIJ Group’s failure to attract and control its human resources properly

-	Risk associated with not being able to maintain or enhance the value or performance of IIJ Group companies, and develop new businesses operated by newly established subsidiaries.

-	Risk arising from Nippon Telegraph and Telephone Corporation (“NTT”), our largest shareholder

-	Risk of failing to achieve expected revenues and profits in the future

-
Risk from the IIJ Group’s results of operations and financial position being affected by seasonal fluctuations especially in SI and equipment sales (revenues and income tend to increase in the fourth quarter of each fiscal year)

-	Risk arising from SI business due to the failing to control projects, outsourcing cost or human resources to be needed.

-	Risk from the impact on the IIJ Group’s results of operations and financial position by fluctuations in the stock values of companies in which it has invested

-	Risk from the impact on the IIJ Group’s results of operations and financial position by recording impairment losses on its non-amortizable intangible assets

-	Risk from the impact on the IIJ Group’s results of operation by fluctuations in its net income affected by income tax effects

-	Risk associated with regulatory matters and new legislation related to the telecommunications

-	Risk associated with legal regulations regarding the Internet

-	Risk of the IIJ Group’s violation of intellectual property rights of other parties

-	Risk of being named as defendants in litigation

-	Risk of not being able to secure enough funds for the future or to finance in favorable conditions

IIJ plans to file both its annual report on Form 20-F with the United States Securities and Exchange Commission under the securities laws and regulations in the United States, and on “Yuka-shoken-hokokusho” with the regulatory public organization in Japan under the laws and regulations in Japan, on and after June 30, 2008. Please refer to these documents for the details of risks regarding IIJ Group's business.

2. Current Status of IIJ Group

(1) Overview of the IIJ Group
IIJ, which has eight consolidated subsidiaries and four equity method investees as of the end of the fiscal year  ended March 31, 2008, provides IP based reliable and highly value-added network services; Internet connectivity and VAS, SI and equipment sales, as a total network solution mainly to enterprises and public organizations that use networks for their business.
An overview of the businesses of IIJ and its group companies is as follows:

Company name	Overview of business
IIJ
IIJ mainly provides Internet connectivity services, value-added services such as security related outsourcing services, outsourcing services of network and servers and data center services. IIJ also provides design, consultation and construction of networks and provides equipment for the construction of networks and its operation and maintenance. IIJ provides services classified into connectivity and VAS, SI, and equipment sales in its consolidated financial statements.

Eight consolidated subsidiaries
IIJ Technology Inc. ("IIJ-Tech")
IIJ-Tech mainly provides systems design, consultation, development, construction, operation and maintenance, and supply of equipment and its operation and maintenance for the construction of systems. IIJ-Tech provides services classified into SI and equipment sales in IIJ's consolidated financial statements.

IIJ Financial Systems, Inc. ("IIJ-FS")	IIJ-FS mainly provides the development, operation and maintenance of systems for financial institutions. IIJ-FS provides services classified into SI in IIJ's consolidated financial statements.
Trust Networks Inc. (“TN”)
TN is planning and preparing to provide operation of networks for automated teller machines (“ATMs”). TN provides services classified into connectivity and VAS in IIJ's consolidated financial statements for the fiscal year ended March 31, 2008.

Net Care, Inc. ("Net Care")
Net Care mainly provides the monitoring and operation of networks and outsourced customer support and call centers. Net Care provides services classified connectivity and VAS and SI in IIJ's consolidated financial statements.

Net Chart Japan Inc. (“NCJ”)
NCJ mainly provides network construction services, primarily for LANs, such as network installation wiring, installation and set-up of equipment, installation of applications, and operational support. NCJ provides services classified into SI in IIJ's consolidated financial statements.

hi-ho Inc. (“hi-ho”)
hi-ho mainly provides Internet services to personal users and Internet solutions to corporate users. hi-ho provides services classified into connectivity and VAS in IIJ’s consolidated financial statements.

GDX Japan Inc. (“GDX”)	GDX mainly provides message exchange network services. GDX provides services classified into connectivity and VAS in IIJ’s consolidated financial statements.
IIJ America Inc. ("IIJ America")
IIJ America mainly provides Internet connectivity services in the United States and constructs and operates an Internet backbone in the United States as the IIJ Group's presence in the United States. IIJ America provides services classified into connectivity and VAS in IIJ's consolidated financial statements.

Four equity method investees
Internet Multifeed Co. ("Multifeed")	Multifeed was established as a joint venture with the NTT Group and mainly operates Internet exchange, distributes high-volume Internet content, and provides housing services.
Internet Revolution Inc. ("i-revo")	i-revo is a consolidated subsidiary of Konami Corporation and mainly operates Internet portals.
Taihei Computer Co., Ltd. (“TCC”)	TCC is a consolidated subsidiary of Hirata Corporation and develops, construct, sell and operate customer loyalty reward program systems.
i-Heart Inc. ("i-Heart")	i-Heart was established as a joint venture with Korean companies in South Korea and provides data center services in South Korea.
  (Notes)
  1 On April 1, 2008, hi-ho transferred a part of its solution business for corporate customers to IIJ-Tech.
  2 On April 2008, IIJ made an investment of JPY130 million in and established On-Demand Solutions Inc. as a wholly-owned subsidiary providing on-demand printing services.

In addition to the above, NTT is IIJ’s other affiliated company (IIJ is NTT’s affiliated company).

 (2) Business Diagram

The overview of the IIJ Group’s business at the end of the fiscal year ended March 31, 2008 is illustrated as follows:

Customers
Connectivity and value-added service,
Systems integration and Equipment sales
IIJ
Consolidated Subsidiaries
Equity Method Investees
IIJ-Tech
Purchase, Outsourcing
Selling services, Outsourcing
IIJ-FS
Selling services
TN
Selling services,
Net Care
Outsourcing, Purchase
Selling services, Outsourcing
Net Chart
Outsourcing,
Selling services
hi-ho
Purchase
Selling services, Outsourcing
GDX
Selling services, Outsourcing
IIJ America
Selling Services, Outsourcing
Selling services, Advance
Multifeed
Buying services
Selling services
i-revo
Selling services
TCC
Selling services
i-Heart
Advance
IIJ Group
Purchase of telecommunications circuits
Telecommunication Carriers and Others
Outsourcing
Outside Suppliers
Equipment sales, purchase and lease
Telecommunication Equipment Manufacturers, Vendors and leasing Companies

(Notes)
1.	The diagram above illustrates the overview of principal transactions between IIJ and IIJ's affiliated companies.
2.	à shows transactions from IIJ to each of the IIJ Group companies. à shows transactions from each of the IIJ Group companies to IIJ.
3.
Telecommunications carriers include Nippon Telegraph and Telephone East Corporation ("NTT East"), Nippon Telegraph and Telephone West Corporation ("NTT West") and NTT Communications, Inc. ("NTT Communications"), that are the subsidiaries of NTT, of which IIJ is affiliated company.

3. Management Policies

(1) Basic Management Policies

IIJ aims to contribute in creating a new market and in innovating industries by leading the information technology industry of Japan with Internet technology. By practicing its management philosophy, it also continuously seeks to maximize its corporate value and to fulfill its social responsibility.

(2) Target Management Indicators

In conducting its business activities, the IIJ Group pays attention to the composition of total revenues, profitability, financial position, and other factors. The IIJ Group is making efforts to enhance its profitability by increasing revenues and controlling costs and general and administrative expenditures, while closely watching its revenue growth ratio, gross margin ratio, operating margin ratio and other figures. We describe our medium-term business target to seek for and strategies in the next section.

(3) Issues that we face and Middle and Long-term Business Strategies

We regard it important for us to develop reliable and competitive services in a timely manner and provide them promptly to our customers, to meet the needs of corporate customers and governmental organizations for network systems and achieve our continuous growth. It is necessary for us to expand our business fields by developing new businesses for middle- and long-term business expansion. It is essential for us to strengthen our Group management structure to maximize our potential and to do our business more effectively.

 To achieve these, we regard it very critical for us to acquire qualified personnel and train them continuously. The number of employees as of the end of FY2007 on a consolidated basis (including contract workers and dispatched employees, excluding part-timer) increased by 218 to 1,373 compared to the end of the previous fiscal year. Especially, we actively acquired new graduates and the number of new graduates in FY2007 was 83.

As for sales activities, we regard it important for us to propose and provide our Internet connectivity services, value-added services and systems integration comprehensively as tailor-made solutions to our customers. Also it is necessary for us to increase revenues per customers, enclose our customers and improve our profits continuously. In addition, it is indispensable to make efforts to strengthen our service development and sales structure.

As for new business development, we prepared plans and established new companies in FY2007. It is expected  that those new companies, in those early years, become negative factors to our consolidated financial results in terms of profits, however, we will make the best effort to establish news business as planned and make them positive factors to help consolidated revenues and profits increase in the coming several years.

With the efforts to expand our existing business continuously and develop new businesses, we would like to achieve consolidated revenues of over JPY100 billion and consolidated operating income of over JPY10 billion around fiscal year ending 2011, as a middle-term target.

(4) Other Issues to be Addressed

IIJ provides Internet connectivity services for the amount of JPY702 thousand, to Applied Research Institute, Inc. which Koichi Suzuki, President and CEO of IIJ has 100% voting right. It is conducted under normal business relationship.

 Consolidated Financial Statements (Unaudited)
 (From April 1, 2007 through March 31, 2008)

 (1) Consolidated Balance Sheets
             ---------------------------------------------------------
                        As of                   As of
                   March 31, 2008          March 31, 2007     Change
             --------------------------  -----------------  ----------
            Thousands Thousands          Thousands          Thousands
              of US$    of JPY      %      of JPY      %      of JPY
             -------  ----------  -----  ----------  -----  ----------
ASSETS
CURRENT ASSETS:
 Cash and
  cash equi-
  valent     114,882  11,470,980         13,554,544         (2,083,564)
Short term
 investment      122      12,181             12,093                 88
Accounts
 receivable,
 net of allow-
 ance for doubt-
 ful accounts of
 JPY 24,677
 thousand and
 JPY 32,489
 thousand at
 March 31, 2008
 and March 31,
 2007, respec-
 tively      122,736  12,255,163          9,675,725          2,579,438
Inventories   11,859   1,184,160          1,111,086             73,074
Prepaid
 expenses     20,083   2,005,274          1,053,270            952,004
Other current
 assets, net
 of allowance
 for doubtful
 accounts of
 JPY 7,470
 thousand and
 JPY 4,570
 thousand at
 March 31, 2008
 and March 31,
 2007, respec-
 tively       15,602   1,557,869            930,571            627,298
             -------  ----------         ----------         ----------
  Total
   current
   assets    285,284  28,485,627   51.1  26,337,289   55.2   2,148,338

INVESTMENTS IN
 AND ADVANCES
 TO EQUITY
 METHOD
 INVESTEES, net
 of loan loss
 valuation
 allowance of
 JPY 16,701
 thousand at
 March 31, 2008
 and March 31,
 2007          9,927     991,237    1.8     858,490    1.8     132,747
OTHER INVEST-
 MENTS        23,673   2,363,770    4.2   2,841,741    6.0    (477,971)
PROPERTY AND
 EQUIPMENT--
  Net        117,579  11,740,210   21.1   9,832,396   20.6   1,907,814
INTANGIBLE
 ASSETS--Net  59,163   5,907,375   10.6   2,876,894    6.0   3,030,481
GUARANTEE
 DEPOSITS     20,402   2,037,165    3.7   1,686,141    3.5     351,024
OTHER ASSETS,
 net of
 allowance for
 doubtful
 accounts of
 JPY 64,796
 thousand and
 JPY 69,050
 thousand at
 March 31, 2008
 and March 31,
 2007, respec-
 tively       41,834   4,177,162    7.5   3,260,053    6.9     917,109
             -------  ----------         ----------         ----------
TOTAL        557,862  55,702,546  100.0  47,693,004  100.0   8,009,542
             -------  ----------         ----------         ----------

             ---------------------------------------------------------
                        As of                   As of
                   March 31, 2008          March 31, 2007     Change
             --------------------------  -----------------  ----------
            Thousands Thousands          Thousands          Thousands
              of US$    of JPY      %      of JPY      %      of JPY
             -------  ----------  -----  ----------  -----  ----------
LIABILITIES
 AND SHARE-
 HOLDERS'
 EQUITY
CURRENT
 LIABILITIES:
  Short-term
   borrowings 91,637   9,150,000          6,050,000          3,100,000
  Long-term
   borrowings
   --current
   portion        --          --            290,000           (290,000)
  Capital lease
   obligations
   --current
   portion    34,611   3,455,948          2,953,173            502,775
  Accounts
   payable    79,071   7,895,238          8,464,835           (569,597)
  Accrued
   expenses    9,956     994,138            897,355             96,783
  Accrued re-
   tirement
   and pension
   costs         115      11,436              8,428             11,436
 Other current
  liabilities 25,315   2,527,677          2,469,058             58,619
             -------  ----------         ----------         ----------
    Total
     current
     liabil-
     ities   240,705  24,034,437   43.1  21,132,849   44.3   2,901,588

CAPITAL LEASE
 OBLIGATIONS--
  Noncurrent  47,455   4,738,359    8.5   4,318,309    9.1     420,050
ACCRUED RETIRE-
 MENT AND
 PENSION
 COSTS        11,036   1,101,951    2.0     750,042    1.5     351,909
OTHER NON-
 CURRENT LIA-
 BILITIES      5,538     552,984    1.0     564,618    1.2     (11,634)
             -------  ----------         ----------         ----------
  Total Lia-
   bilities  304,734  30,427,731   54.6  26,765,818   56.1   3,661,913
             -------  ----------         ----------         ----------
MINORITY
 INTEREST      2,946     294,102    0.6     815,182    1.7    (521,080)
             -------  ----------         ----------         ----------
COMMITMENTS
 AND CON-
 TINGENCIES       --          --     --          --     --          --

SHAREHOLDERS' EQUITY:

Common-stock
 --authorized,
  377,600
  shares; issued
  and out-
  standing,
  206,478 shares
  at March 31,
  2008
 --authorized,
  377,600
  shares; issued
  and out-
  standing,
  204,300 shares
  at March 31,
  2007       168,591  16,833,847   30.2  16,833,847   35.3          --
 Additional
  paid-in
  capital    276,532  27,611,737   49.6  26,599,217   55.8   1,012,520
 Accumulated
  deficit   (195,849)(19,555,489) (35.1)(24,270,769) (50.9)  4,715,280
 Accumulated
  other com-
  prehensive
  income         908      90,618    0.1     949,709    2.0    (859,091)
             -------  ----------         ----------         ----------
  Total share-
   holders'
   equity    250,182  24,980,713   44.8  20,112,004    42.2  4,868,709
             -------  ----------         ----------         ----------
TOTAL        557,862  55,702,546  100.0  47,693,004  100.0   8,009,542
             -------  ----------  -----  ----------  -----  ----------
 ---------------------------------------------------------------------
 Note: The U.S. dollar (US$) amounts represent translation of yen amounts at the rate of JPY 99.85, which was the noon buying rate in
 New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2008.

 (2) Consolidated Statements of Income
 ---------------------------------------------------------------------
                               Fiscal Year Ended
             ---------------------------------------------
                    March 31, 2008         March 31, 2007     Change
             ---------------------------------------------------------
                                  % of               % of
            Thousands Thousands   total  Thousands   total  Thousands
              of US$    of JPY  revenues   of JPY   revenues  of JPY
             -------  ----------  -----  ----------  -----  ----------
 REVENUES:

 Connectivity
  and value-
  added services:
   Connectivity
   (corporate
    use)     121,668  12,148,490         11,239,062            909,428
   Connectivity
    (home
     use)     54,381   5,429,955          1,968,948          3,461,007
   Value-added
    services  95,606   9,546,254          7,415,533          2,130,721
   Other      41,842   4,177,964          3,729,633            448,331
             -------  ----------         ----------         ----------
    Total    313,497  31,302,663         24,353,176          6,949,487
 Systems in-
  tegration  340,692  34,018,093         30,527,081          3,491,012
 Equipment
  sales       15,168   1,514,543          2,174,324           (659,781)
             -------  ----------         ----------         ----------
   Total
    revenues 669,357  66,835,299  100.0  57,054,581  100.0   9,780,718
             -------  ----------         ----------         ----------

 COST AND EXPENSES:

 Cost of
  connectivity
  and value-
  added
  services   260,788  26,039,660         20,545,358          5,494,302
 Cost of
  systems in-
  tegration  255,815  25,543,168         23,529,045          2,014,123
 Cost of
  equipment
  sales       13,018   1,299,793          1,893,216           (593,423)
             -------  ----------         ----------         ----------
    Total
     cost    529,621  52,882,621   79.1  45,967,619   80.6   6,915,002
 Sales and
  marketing   43,351   4,328,598    6.5   3,438,725    6.0     889,873
 General and
  administra-
  tive        46,312   4,624,293    6.9   3,970,692    7.0     653,601
 Research and
  development  2,408     240,423    0.4     177,273    0.3      63,150
             -------  ----------         ----------         ----------
 Total cost
  and
  expenses   621,692  62,075,935   92.9  53,554,309   93.9   8,521,626
             -------  ----------         ----------         ----------
 OPERATING
  INCOME      47,665   4,759,364    7.1   3,500,272    6.1   1,259,092
             -------  ----------         ----------         ----------
 OTHER INCOME
  (EXPENSES):

 Interest
  income         631      63,030             23,037             39,993
 Interest
  expense     (4,388)   (438,163)          (397,439)           (40,724)
 Foreign
  exchange
  gains
  (losses)        14       1,409               (297)             1,706
 Net gains on
  sales of
  other invest-
  ments        2,183     217,957          3,229,899         (3,011,942)
 Losses on
  write-down
  of other
  investments (2,891)   (288,643)        (1,363,389)         1,074,746
 Other--net      468      46,715             56,605             (9,890)
             -------  ----------         ----------         ----------
 Other income
  --net       (3,983)   (397,695)  (0.6)  1,548,416    2.7  (1,946,111)
             -------  ----------         ----------         ----------
 INCOME FROM
  OPERATIONS
  BEFORE INCOME
  TAX EXPENSE
  (BENEFIT),
  MINORITY IN-
  TERESTS AND
  EQUITY IN NET
  LOSS OF EQUITY
  METHOD
  INVESTEES   43,682   4,361,669    6.5   5,048,688    8.8    (687,019)
             -------  ----------         ----------         ----------
 INCOME TAX
  EXPENSE
  (BENEFIT)   (8,627)   (861,414)  (1.3)   (803,943)  (1.4)    (57,471)
 MINORITY
  INTERESTS IN
  EARNINGS OF
  SUBSIDIARIES   969      96,706    0.1    (232,719)  (0.4)    329,425
 EQUITY IN NET
  LOSS OF
  EQUITY METHOD
  INVESTEES   (1,434)   (143,200)  (0.2)   (210,199)  (0.3)     66,999
             -------  ----------         ----------         ----------
 NET INCOME   51,844   5,176,589    7.7   5,409,713    9.5    (233,124)
             -------  ----------         ----------         ----------
 ---------------------------------------------------------------------

                                       Fiscal Year Ended
                      ------------------------------------------------
                            March 31, 2008             March 31, 2007
                      -------------------------       ----------------
                           US$            JPY               JPY
 ---------------------------------------------------------------------
 BASIC WEIGHTED-
  AVERAGE NUMBER OF
  SHARES                                206,240           203,992
 DILUTED WEIGHTED-
  AVERAGE NUMBER OF
  SHARES                                206,465           204,244
 BASIC NET INCOME PER
  SHARE                   25,138         25,100            26,519
 DILUTED NET INCOME
  PER SHARE                251.1         25,072            26,487
 ----------------------------------------------------------------------
 Note: The U.S. dollar (US$) amounts represent translation of yen amounts at the rate of JPY 99.85, which was the noon buying rate in
 New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2008.

 (3) Consolidated Statements of Shareholders' Equity

 Consolidated statements of shareholders' equity for the fiscal year ended March 31, 2008
                                              (Unit: Thousands of JPY)
 ---------------------------------------------------------------------
                      Shares of
                    Common Stock              Additional
                     Outstanding   Common      Paid-in     Accumulated
                      (Shares)     Stock       Capital        Deficit
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2007                 204,300   16,833,847   26,599,217   (24,270,769)
 Net income                                                  5,176,589
 Other comprehensive
  loss, net of tax
 Total comprehensive
  loss
 Payment of dividends                                         (461,309)
 Issuance of common
  stock related to share
  exchanges, net of
  issuance cost          2,178                 1,012,520
                       -----------------------------------------------
 BALANCE, MARCH 31,
  2008                 206,478   16,833,847   27,611,737   (19,555,489)
                       -----------------------------------------------

 ---------------------------------------------------------------------
                             Accumulated Other
                               Comprehensive    Treasury
                                  Income          Stock        Total
 ---------------------------------------------------------------------
 BALANCE, APRIL 1, 2007             949,709        --       20,112,004

 Net income                                                  5,176,589
 Other comprehensive loss,
  net of tax                       (859,091)                  (859,091)
                                                            ----------
 Total comprehensive loss                                    4,317,498

 Payment of dividends                                         (461,309)
 Issuance of common
  stock related to
  share exchanges,
  net of issuance cost                                       1,012,520
                                 -------------------------------------
 BALANCE, MARCH 31, 2008             90,618        --       24,980,713
                                 -------------------------------------
 ---------------------------------------------------------------------

 Consolidated statements of shareholders' equity for the fiscal year ended March 31, 2008
                                      (Unit: Thousands of U.S. Dollars)
 ---------------------------------------------------------------------
                       Shares of
                     Common Stock             Additional
                     Outstanding    Common      Paid-in    Accumulated
                       (Shares)      Stock      Capital       Deficit
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2007                 204,300      168,591      266,392      (243,072)
 Net income                               0            0        51,843
 Other comprehensive
  loss, net of tax                        0            0             0
 Total comprehensive
  loss                                    0            0             0
 Payment of dividends                     0            0        (4,620)
 Issuance of common
  stock related to share
  exchanges, net of
  issuance cost          2,178            0       10,140             0
 BALANCE, MARCH 31,
  2008                 206,478      168,591      276,532      (195,849)
                       -----------------------------------------------
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                                 Accumulated
                                    Other
                                Comprehensive   Treasury
                                   Income         Stock         Total
 ---------------------------------------------------------------------
 BALANCE, APRIL 1, 2007               9,511          --        201,422
 Net income                               0           0         51,843
 Other comprehensive loss,
  net of tax                         (8,603)          0         (8,603)
                                                              --------
 Total comprehensive loss                 0           0         43,240
 Payment of dividends                     0           0         (4,620)
 Issuance of common stock related
  to share exchanges, net of
  issuance cost                           0           0         10,140
 BALANCE, MARCH  31, 2008               908          --        250,182
                                 -------------------------------------
 ---------------------------------------------------------------------
 Note: The U.S. dollar (US$) amounts represent translation of yen amounts at the rate of JPY 99.85, which was the noon buying rate in
 New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2008.

 Consolidated statements of shareholders' equity for the fiscal year ended March 31, 2007
                                               (Unit: Thousands of JPY)
 ---------------------------------------------------------------------
                      Shares of
                    Common Stock
                     Outstanding
                     (Including
                      Treasury                Additional
                       Stock)      Common       Paid-in    Accumulated
                      (Shares)      Stock       Capital      Deficit
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2006                 204,300   16,833,847   26,599,217   (29,680,482)
 Net income                                                  5,409,713
 Other comprehensive
  loss, net of tax
 Total comprehensive
  income
 Adjustment to initially
  apply SFAS158, net
  of tax
 Dissolution of
  reciprocal interests
  due to sale of
  investment in an
  equity method
  investee
                       -----------------------------------------------
 BALANCE, MARCH 31,
  2007                 204,300   16,833,847   26,599,217   (24,270,769)
                       -----------------------------------------------

 ---------------------------------------------------------------------
                                 Accumulated
                                    Other
                                Comprehensive  Treasury
                                   Income        Stock        Total
 ---------------------------------------------------------------------
 BALANCE, APRIL 1,
  2006                            6,553,594      (84,238)   20,221,938
 Net income                                                  5,409,713
 Other comprehensive loss,
  net of tax                     (5,492,154)                (5,492,154)
                                                            ----------
 Total comprehensive  income                                   (82,441)
 Adjustment to initially
  apply SFAS158, net of tax        (111,731)                  (111,731)
 Dissolution of reciprocal
  interests due to sale of
  investment in an equity
  method investee                                 84,238        84,238
                                 -------------------------------------
 BALANCE, MARCH 31,
  2007                              949,709         --      20,112,004
                                 -------------------------------------
 ---------------------------------------------------------------------

 (4) Condensed Consolidated Statements of Cash Flows
 ---------------------------------------------------------------------
                           Fiscal Year Ended  March 31,
                       ----------------------------------
                                2008              2007        Change
                       ---------------------   ----------    ---------
                      Thousands    Thousands    Thousands    Thousands
                        of US$      of JPY       of JPY       of JPY
                       --------   ----------   ----------    ---------
 OPERATING ACTIVITIES:
  Net income             51,844    5,176,589    5,409,713     (233,124)
  Adjustments to recon-
   cile net income to
   net cash provided by
   operating activities:
    Depreciation and
     amortization        47,820    4,774,804    4,228,048      546,756
    Provision for
    (reversal of)
     doubtful accounts
     and advances            (4)        (416)      12,232      (12,648)
    Net gains on sales
     and exchange of
     other investments   (2,183)    (217,957)  (3,229,899)   3,011,942
    Losses on write-
     down of other
     investments          2,891      288,643    1,363,389   (1,074,746)
    Foreign exchange
     losses (gains)         104       10,415        2,226        8,189
    Equity in net loss
     of equity method
     investees            1,434      143,200      210,199      (66,999)
    Minority interests
     in earnings (losses)
     of subsidiaries       (969)     (96,706)     232,719     (329,425)
    Deferred income tax
     benefit            (16,558)  (1,653,275)  (1,494,685)    (158,590)
    Others                2,635      263,143      534,035     (270,892)
  Changes in operating
   assets and liabilities:
    Decrease (increase)
     in accounts
     receivable         (25,882)  (2,584,327)   2,376,126   (4,960,453)
    Increase in inven-
     tories, prepaid
     expenses and other
     current and non-
     current assets      (9,969)    (995,434)  (1,235,003)     239,569
    Decrease (increase)
     in accounts
     payable             (6,695)    (668,481)  (1,872,969)   1,204,488
    Increase in accrued
     expenses, other
     current and non-
     current liabilities    977       97,548      865,376     (767,828)
 ---------------------------------------------------------------------
      Net cash provided
       by operating
       activities        45,446    4,537,746    7,401,507   (2,863,761)
 ---------------------------------------------------------------------
 INVESTING ACTIVITIES:
  Purchase of property
   and equipment        (18,590)  (1,856,249)  (1,287,906)    (568,343)
  Purchase of available-
   for-sale securities   (6,107)    (609,787)    (802,662)     192,875
  Purchase of short-
   term and other
   investments           (2,325)    (232,122)  (1,794,358)   1,562,236
  Investment in an
   equity method
   investee                  --     (273,909)          --     (273,909)
  Proceeds from sales
   of investment in an
   equity method investee     0            0      185,900     (185,900)
  Purchase of subsidiary
   stock from minority
   shareholders         (19,781)  (1,975,123)  (3,077,764)   1,102,641
  Proceeds from sales
   of available-for-sale
   securities               698       69,722    3,883,915   (3,266,995)
  Proceeds from sales
   and redemption of
   short-term and other
   investments            6,178      616,920      110,446      (40,724)
  Acquisition of a
   newly controlled
   company, net of cash
   acquired                  --     (788,608)           0     (788,608)
  Acquisition of
   businesses                 0            0      (74,751)      74,751
  Refund (payment) of
   guarantee
   deposits--net         (3,426)    (342,064)    (118,411)    (223,653)
  Other                    (324)     (52,546)     (38,020)     (14,526)
 ---------------------------------------------------------------------
    Net cash used in
     investing
     activities         (54,519)  (5,443,766)  (3,013,611)  (2,430,155)

 ---------------------------------------------------------------------
                           Fiscal Year Ended  March 31,
                       ----------------------------------
                                2008              2007        Change
                       ---------------------   ----------    ---------
                      Thousands    Thousands    Thousands    Thousands
                        of US$      of JPY       of JPY       of JPY
                       --------   ----------   ----------    ---------
 FINANCING ACTIVITIES:
  Proceeds from issuance
   of short-term borrow-
   ings with initial
   maturities over three
   months and long-term
   borrowings           175,513   17,525,000   10,500,000    7,025,000
  Repayments of short-
   term borrowings with
   initial maturities
   over three months
   and long-term
   borrowings          (159,639) (15,940,000)  (7,639,963)  (8,300,037)
  Proceeds from
   securities loan
   agreement                  0            0    1,057,680   (1,057,680)
  Repayments of
   securities loan
   agreement                  0            0   (2,057,280)   2,057,280
  Principal payments
   under capital
   leases               (35,121)  (3,506,842)  (3,259,875)    (246,967)
  Increase (decrease)
   in short-term borrow-
   ings with initial
   maturities less than
   three months--net    (28,538)   1,225,000   (3,355,000)   4,580,000
 Proceeds from issuance
  of subsidiary stock to
  minority shareholders      60        6,000      194,679     (188,679)
 Dividends paid              --     (461,309)           0     (461,309)
 ---------------------------------------------------------------------
   Net cash used in
    financing
    activities          (38,786)  (1,152,151)  (4,559,759)   3,407,608
 ---------------------------------------------------------------------
 EFFECT OF EXCHANGE RATE
  CHANGES ON CASH AND
  CASH EQUIVALENT          (254)     (25,393)        (614)     (24,779)

 NET INCREASE (DECREASE)
  IN CASH  AND CASH
  EQUIVALENT            (20,867)  (2,083,564)    (172,477)  (1,911,087)
 CASH AND CASH EQUI-
  VALENT, BEGINNING OF
  YEAR                  135,749   13,554,544   13,727,021     (172,477)
 ---------------------------------------------------------------------
 CASH AND CASH EQUI-
  VALENT, END OF YEAR   114,882   11,470,980   13,554,544   (2,083,564)
 ---------------------------------------------------------------------
 ---------------------------------------------------------------------
 ADDITIONAL CASH FLOW
  INFORMATION:
   Interest paid          4,395      438,850      383,461       55,389
   Income taxes paid     10,850    1,083,341      347,826      735,515

 NONCASH INVESTING AND
  FINANCING ACTIVITIES:
   Acquisition of assets
    by entering into
    capital leases       42,281    4,221,807    2,664,706    1,557,101
   Purchase of minority
    interests of con-
    solidated subsidiaries
    through share
    exchanges            10,140    1,012,520            0    1,012,520
   Acquisition of
    business and a
    company:
     Assets acquired     23,228    2,319,277      236,307    2,082,970
     Cash paid          (17,180)  (1,715,450)     (74,751)  (1,640,699)
     Liabilities
      assumed             3,685      367,989      161,556      206,433
 ---------------------------------------------------------------------
 Note: The U.S. dollar (US$) amounts represent translation of yen amounts at the rate of JPY 99.85, which was the noon buying rate in
 New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York prevailing as of March 31, 2008.

CONTACT: Internet Initiative Japan Inc.
         Investor Relations Office
         Yuko Kazama
         +81-3-5259-6500
         ir@iij.ad.jp
         http://www.iij.ad.jp/

Principal Standard Items for Preparation of Consolidated Financial Statements

The Terminology, Form, and Preparation Methods for the Consolidated Financial Statements

The consolidated financial statements have been prepared under the accounting principles, procedures and ways of presentations requested for the issuance of American Depository Receipts ("ADRs") and others (generally accepted accounting principles in the United States of America ("U.S. GAAP"), including Accounting Research Bulletins ("ARB"), Accounting Principles Board ("APB") Opinions, Statement of Financial Accounting Standards ("SFAS") and related interpretation guidelines) in accordance with the provisions of article 93 "provisions for the terminology, form, and preparation methods for consolidated financial statements" (Ministry of Finance, ordinance No. 28, 1976).

IIJ registered the issuance of ADRs under the United States Securities and Exchange Commission ("the United States SEC") and listed the ADRs on NASDAQ market in August 1999. Accordingly, IIJ regularly files its annual report on Form 20-F in English with the United States SEC, including consolidated financial statements in English prepared under U.S. GAAP, in accordance with Rule 13 of the U.S. Securities Exchange Act of 1934, as amended.

Summary of Significant Accounting Policies

Basis of Presentation

IIJ maintains its record in accordance with generally accepted accounting principles in Japan. Certain adjustment and reclassifications have been incorporated in the accompanying consolidated financial statements to conform to U.S. GAAP. These adjustments were not recorded in the statutory accounts.

The following classification in revenues for connectivity services was changed in the year ended March 31, 2008. Dedicated access and Dial-up access in the former presentation were reclassified to Connectivity services (corporate use) and Connectivity services (home use) reflecting the Company’s acquisition of hi-ho, a company mainly engaged in the internet business for home use.

Certain reclassifications including the above mentioned have been made to prior periods to conform to the current year presentation.

Consolidation

The consolidated financial statements include the accounts of IIJ and all of its subsidiaries, Net Care, IIJ-Tech, IIJ-A, IIJ-FS, NCJ, which was established on August 10, 2006, GDX, which was invested in on April 9, 2007, hiho, which was purchased form Panasonic network services on June 1, 2007 and TN, which was established on July 11, 2007, which all, except for IIJ America, have fiscal years ending March 31. IIJ America's fiscal year end is December 31 and such date was used for purposes of preparing the consolidated financial statements as it is not practicable for the subsidiary to report its financial results as of March 31. There were no significant events that occurred during the intervening period that would require adjustment to or disclosure in the accompanying consolidated financial statements. Intercompany transactions and balances have been eliminated in consolidation. Investments in companies over which IIJ has significant influence but not control are accounted for by the equity method. For other than a temporary decline in the value of investments in equity method investees below the carrying amount, the investment is reduced to fair value and an impairment loss is recognized.

A subsidiary or equity method investee may issue its shares to third parties at amounts per share in excess of or less than the Company's average per share carrying value. With respect to such transactions, the resulting gains or losses arising from the change in ownership are recorded in income for the year in which such shares are issued.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of evaluation of cost method investments, valuation allowances for deferred tax assets, allowance for doubtful accounts, determination of pension benefit costs and obligations, estimated useful lives of fixed assets and impairment of long-lives assets. Actual results could differ from those estimates.

Revenue Recognition

Revenues from customer connectivity services consist principally of Internet connectivity services for corporate use and Internet connectivity services for home use. Internet connectivity services for corporate use represent IP services and broadband services such as IIJ FiberAccess/F Service. Internet connectivity services for home use are provided under IIJ brand such as IIJ4U and IIJmio, hi-ho brand and others, and include dial-up services, optical fiber or ADSL based broadband services. The term of these contracts is one year for Internet connectivity services for corporate use and generally one month for Internet connectivity services for home use. All these services are billed and recognized monthly on a straight-line basis.

Value-added service revenues consist principally of sales of various Internet access-related services such as firewall services. Value-added services also include monthly fees from data center services such as housing, monitoring, and security services. Other revenues under connectivity and Value-added services consist principally of Wide-area Ethernet services and call-center customer support. The terms of these services are generally for one year and revenues are recognized on a straight-line basis during the service period.

Initial set up fees received in connection with connectivity services and Value-added services deferred and recognized over the contract period.

Systems integration revenues consist principally of the development of Internet network systems and related maintenance, monitoring and other operating services. The development of the Internet network systems includes planning, systems design, and construction services, and equipment and software purchased from third parties. Systems Integration service is subject to the Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables”. For deliverables in multiple-element arrangements, the guidance below is applied for separability and allocation. A multi-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

-	The delivered item(s) has value to the client on a stand-alone basis;

-	There is objective and reliable evidence of the fair value of the undelivered item(s); and

-
If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the company.

If these criteria are not met, the arrangement is accounted for as one unit of accounting, which would result in revenue being recognized on a straight-line basis or being deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If these criteria are met for each element and there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value.

The period for the development of the systems is less than one year and revenues are recognized when network systems and equipment are delivered and accepted by the customer. When the equipment or system is delivered prior to other elements of the arrangement, revenue is deferred until other service elements are completed and accepted by the customer because the customer may return all of the equipment or system in the event that the Company does not complete other service elements. Maintenance, monitoring and operating service revenues are recognized ratably over the separate contract period, which is generally for one year.

Equipment sales are reported on a gross or net basis in accordance with EITF Issue No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”. Revenues are recognized when equipment is delivered and accepted by the customer. Title to equipment passes when equipment is accepted by the customer.

Cash and Cash Equivalents

Cash and cash equivalents includes time deposit with original maturities of three months or less.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon the Company's past credit loss experience and an evaluation of potential losses in the receivables outstanding.

Other Investments

In accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” the Company classifies its marketable equity securities as available-for-sale securities, which are accounted for at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). The cost of securities sold is determined based on average cost.

The Company reviews the fair value of available-for-sale securities on a regular basis to determine if the fair value of any individual security has declined below its cost and if such decline is other than temporary. If the decline in value is judged to be other than temporary, the cost basis of the investment is written down to fair value. Other than temporary declines in value are determined taking into consideration the extent of decline in fair value, the length of time that the decline in fair value below cost has existed and events that might accelerate the recognition of impairment. The resulting realized loss is included in the consolidated statements of income in the period in which the decline is deemed to be other than temporary.

Non-marketable equity securities are carried at cost as fair value is not readily determinable. If the value of a security is estimated to have declined and such decline is judged to be other than temporary, the security is written down to the fair value. Determination of impairment is based on the consideration of such factors as operating results, business plans and change in the regulatory, economic or technological environment of the investees. For purposes of computing an impairment loss, fair value is determined as the Company’s interest in the net assets of investees.

Inventories

Inventories consist mainly of network equipment purchased for resale and work-in-process for development of Internet network systems. Network equipment purchased for resale is stated at the lower of cost, which is determined by the average-cost method, or market. Work-in-process for development of network systems is stated at the lower of actual production costs, including overhead cost, or market. Inventories are reviewed periodically and items considered to be slow-moving or obsolete are written down to their estimated net realizable value.

Leases

Capital leases, which meet specific criteria noted in SFAS No.13, “Accounting for Leases”, are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

Property and Equipment

Property and equipment are recorded at cost. Depreciation and amortization of property and equipment, including purchased software and capitalized leases, are computed principally using the straight-line method based on either the estimated useful lives of assets or the lease period, whichever is shorter.

The useful lives for depreciation and amortization by major asset classes are as follows:

Range of useful lives
Data communications, office and other equipment	2 to 15 years
Leasehold improvements	3 to 15 years
Purchased software	5 years
Capitalized leases	4 to 7 years

Impairment of Long-lived Assets

Long-lived assets consist principally of property and equipment, including those items leased under capital leases. The Company evaluates the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” There were no impairment losses for long-lived assets for the fiscal year ended March 31, 2007 and 2008.

Goodwill and Intangible Assets

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill (including equity-method goodwill) and intangible assets that are deemed to have indefinite useful lives are not amortized, but are subject to impairment testing. Impairment testing is performed annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performs annual impairment tests on March 31.

Pension and Severance Indemnities Plans

The Company has pensions plans and, or severance indemnities plans. The cost of the pension plans and severance indemnities plans are accrued based on amounts determined using actuarial methods.

On September 29, 2006, the FASB issued SFAS No.158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB statements No. 87, 88, 106, and 132(R).” (“SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more defined benefit pension plans or other postretirement plans to 1) recognize the funded status of a plan, measured as the difference between plan assets at fair value and the benefit obligation, in balance sheet; 2) recognize in shareholders’ equity as a component of accumulated other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not yet recognized as components of net periodic benefit cost; 3) measure defined benefit plan assets and obligations as of the date of the employers’ fiscal year-end balance sheet; and 4) disclose in the notes to the financial statements additional information about the effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The Company adopted SFAS No. 158 effective March 31, 2007. The adoption of SFAS No. 158 resulted in a decrease in total shareholders’ equity of JPY 111,731 thousand as of March 31, 2007.

Income Taxes

The provision for income taxes is based on earnings before income taxes and includes the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes and operating loss carryforwards. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized.

In June 2006, FASB issued FASB interpretation No.48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interium periods, disclosure, and transition. FIN No. 48 was effective for fiscal years beginning after December 15, 2006.

On April 1, 2007, the Company adopted the provisions of FIN No. 48. The adoption of FIN No.48 didn’t have a material impact on the Company’s financial position or results of operations.

Foreign Currency Translation

Foreign currency financial statements have been translated in accordance with SFAS No. 52, “Foreign Currency Translation.” Pursuant to this statement, the assets and liabilities of a foreign subsidiary and an equity method investee are translated into Japanese yen at the respective year-end exchange rates. All income and expense accounts are translated at average rates of exchange. The resulting translation adjustments are included in accumulated other comprehensive income.

Foreign currency assets and liabilities, which consist substantially of cash denominated in U.S. dollars, are stated at the amount as computed by using year-end exchange rates and the resulting transaction gain or loss is recognized in earnings.

Derivative Financial Instruments

All derivatives are recorded at fair value as either asset or liabilities in the balance sheet in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138 and No. 149 (collectively, “SFAS No. 133”). In accordance with SFAS No. 133, the Company designated interest swap contracts as a hedge of the variability of cash flows to be paid related to interest on floating rate borrowings (cash flow hedge) and the effective portion of the derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the underlying transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately.

The Company enters into contracts to hedge interest rate risks and does not enter into contracts or utilize derivatives for trading purposes.

Stock-based Compensation

On April 1, 2006, the Company adopted SFAS No. 123R, “Share-Based Payment” and the related interpretations, which requires compensation expense for stock options and other share-based payments to be measured and recorded based on the instruments’ fair value, by using the modified prospective application method. SFAS No. 123R requires recognizing expenses for share-based payments granted prior to the adoption date equal to the fair value of unvested amounts over the remaining requisite service recognized. As all existing granted stock-based awards of the Company have vested, the adoption of SFAS No.123R did not have any impact on the Company’s consolidated financial position or results of operations.

Research and Development

Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and are recorded in “Sales and marketing” and “General and administrative.”

Basic and Diluted Net Income per Common Share

Basic net income per common share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. Diluted net income per common share reflects the potential dilutive effect of stock options. For the details of basic and diluted net income per common share, see “NET INCOME PER SHARE (Unaudited)” in the latter part of this document.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of translation adjustments resulting from the translation of financial statements of a foreign subsidiary, unrealized gains or losses on available-for-sale securities and gains or losses on cash flow hedging derivative instruments.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expense and for which separate financial information is available that is evaluated regularly by the chief operation decision maker in deciding how to allocate resources and in assessing performance.

The Company provides a comprehensive range of network solutions to meet its customers’ needs by cross-selling a variety of services, including Internet connectivity services, value-added services, systems integration and sales of network-related equipment. The Company’s chief operating decision maker, who is the Company’s Chief Executive Officer, regularly reviews the revenue and cost of sales on a consolidated basis and makes decisions regarding how to allocate resources and assess performance based on a single operating unit.

New Accounting Standards

In September 2006, the FASB issued SFAS No.157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements and is effective for fiscal years beginning after November 15, 2007 and quarters of the fiscal year. The adoption of SFAS No. 157 will not have a material effect upon the Company’ s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits entities to report selected financial assets and liabilities at fair value at a specific date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 will not have an effect upon the Company’ s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141R, “Business Combinations”. The Statement establishes revised principles and requirements for how the Company will recognize and measure assets and liabilities acquired in a business combination. The Statement is effective for business combinations completed on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact of adopting the Statement.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. The Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Statement is effective on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact of adopting the Statement.

NET INCOME PER SHARE (Unaudited)

Basic and diluted net income per common share computation for the fiscal year ended March 31, 2007 and 2008 is as follows.

	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2008
Numerator:
Net income (Thousands of Yen)	5,409,713	5,176,589

Denominator:
Basic weighted average number of shares of common stock outstanding	203,992	206,240
Effect by stock option	252	225
Diluted weighted average number of shares of common stock outstanding	204,244	206,465

Basic net income per share	26,519	25,100
Diluted net income per share	26,487	25,072

For the fiscal year ended March 31, 2007 and 2008, the number of the potentially dilutive shares excluded from the computation of diluted net income per share, because the exercise prices of the options were greater than the average market price of the common shares, was 975 shares and 975 shares, respectively.

SUBSEQUENT EVENTS (Unaudited)

As for subsequent events, there is nothing to be reported at the time of disclosure of this earnings release.

OTHERS

Notes regarding leases, related party transactions, income tax effects, equity securities, derivatives, retirement benefits, stock option plans and business combination are omitted because they do not have enough materiality to be disclosed on the day of announcement of this document.

(Reference) STATUS OF PRODUCTION, RECEIPT OF ORDER AND SALES ACTIVITIES (unaudited)

(1)	Results of Production

 Results of production for the fiscal year ended March 31, 2008 is as follows.

	Fiscal Year Ended March 31, 2008
	Thousands of JPY	YoY Change (%)
Systems Integration	25,567,880	+6.9
Total	25,567,880	+6.9

*1	Consumption tax is not included.
*2	The YoY change (%) in this table shows an increase or decrease percentage compared to the Fiscal Year ended March 31, 2007.
*3	Results of production for Internet connectivity services, value-added services and equipment sales are not included, since the Company does not produce for.

(2)	Results of Receiving Orders

Result of receiving orders for the interim period ended September 30, 2007 is as follows.

	Fiscal Year ended March ３１, 2008
	Order received (Thousands of JPY)	YoY Change (%)	Order backlog (Thousands of JPY)	YoY Change (%)
Systems Integration and equipment sales	41,970,883	+16.8	15,909,004	+68.0
Total	41,970,883	+16.8	15,909,004	+68.0

*1	Consumption tax is not included.
*2	The YoY change (%) in this table shows an increase or decrease percentage compared to the fiscal year ended March 31, 2007.
*3	Results of receiving orders and order backlog for Internet connectivity services and value-added services are not included, since the Company does not produce for.
*4	Systems Integration and equipment sales are totaled, as they cannot be classified properly at the stage of receiving orders.

(3)	Results of Sales Activities

 Results of sales activities for the fiscal year ended March 31, 2008 is as follows.

	Fiscal Year Ended March 31, 2007	Fiscal Year Ended March 31, 2008	Change
	Thousands of JPY	Thousands of JPY	Thousands of JPY
Connectivity and value-added services	24,353,176	31,302,663	6,949,487
Connectivity (corporate use)	11,239,062	12,148,490	909,428
Connectivity (home use)	1,968,948	5,429,955	3,461,007
Value-added services	7,415,533	9,546,254	2,130,721
Other	3,729,633	4,177,964	448,331
Systems Integration	30,527,081	34,018,093	3,491,012
Systems construction	16,659,629	18,025,250	1,365,621
Systems operation and maintenance	13,867,452	15,992,843	2,125,391
Equipment sales	2,174,324	1,514,543	(659,781)
Total	57,054,581	66,835,299	9,780,718

*1	Consumption tax is not included.
*2	The YoY change (%) in this table shows an increase or decrease percentage compared to the fiscal year ended March 31, 2007.
*3	Sales to each customer and its ratio to aggregate sales for the fiscal year ended March 31, 2007 and 2008 are omitted as the ratios are less than 0.1 (10%).